UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Design Within Reach, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DESIGN WITHIN REACH, INC.

225 Bush Street, 20th Floor

San Francisco, California 94104

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

TO THE STOCKHOLDERS OF DESIGN WITHIN REACH, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the “Annual Meeting”) of Design Within Reach, Inc. (the “Company”) will be held on [—], 2009 at [— [a.m./p.m.]] at the offices of Ellenoff Grossman & Schole LLP at 150 East 42nd Street, New York, New York 10017, for the following purposes:

1.	To elect the following four (4) directors for a one-year term to expire at the 2010 Annual Meeting of Stockholders who have been nominated and recommended for election by the Board of Directors:

Glenn J. Krevlin

David Rockwell

William Sweedler

Peter Lynch

2.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to (i) increase the number of authorized shares of common stock by 170,000,000 shares to 200,000,000 shares; (ii) decrease the number of authorized shares of preferred stock by 8,800,000 shares to 1,200,000 shares; and (iii) declassify the Company’s Board of Directors as of the Annual Meeting.

3.	To approve the adoption of the Company’s 2009 Equity Incentive Award Plan.

4.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 22, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please submit your proxy over the Internet, by telephone or by signing and returning the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be submitted over the Internet, by telephone or by mail to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. Please see “Attendance at the Annual Meeting” for more details on voting in person at the Annual Meeting.

By Order of the Board of Directors,

Ray Brunner
President and Chief Executive Officer
San Francisco, California

[—], 2009

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING STOCKHOLDERS TO BE HELD ON [—], 2009.

The Notice of Annual Meeting of Stockholders, Proxy Statement, proxy card, Annual Report on Form 10-K for the year ended January 3, 2009 and the Company’s first amendment thereto on Form 10-K/A are available at www.dwr.com.

DESIGN WITHIN REACH, INC.

225 Bush Street, 20th Floor

San Francisco, California 94104

PROXY STATEMENT

The Board of Directors of Design Within Reach, Inc., a Delaware corporation (the “Company”), is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of the Company to be held on [—], 2009 at [— [a.m./p.m.]] (the “Annual Meeting”) at the offices of Ellenoff Grossman & Schole LLP at 150 East 42nd Street, New York, New York 10017, and at any adjournments or postponements thereof. These proxy solicitation materials were mailed on or about [—], 2009 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail in this Proxy Statement. On September 22, 2009, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”), approximately 29,906,243 shares of the Company’s common stock, $0.001 par value, were issued and outstanding, and there were approximately 41 holders of record of the common stock. On the Record Date, there were also 1,000,000 shares of the Company’s Series A 9% convertible preferred stock, $0.001 par value issued outstanding, and there were three holders of record of such preferred stock. Each share of Series A 9% convertible preferred stock is convertible into approximately 137.4 shares of common stock. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the Record Date, and one vote for each share of common stock into which each share of Series A 9% convertible preferred stock held by such stockholder on the Record Date is convertible on an “as converted into common stock” basis. Stockholders may not cumulate votes in the election of directors. The directors as of August 3, 2009 and Glenhill Special Opportunities Master Fund LLC, together holding approximately 92.8% of our outstanding common stock and preferred stock, voting together as a single class on an as converted into common stock basis, have entered into voting agreements agreeing to vote their shares in favor of the board designees identified herein and the increase in the authorized number of shares of common stock.

All votes will be tabulated by the inspector of elections appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares which are not voted by the broker who is the record holder of the shares because the broker does not receive voting instructions from the beneficial owners of those shares or does not vote the shares in other circumstances in which proxy authority is defective or has been withheld with respect to any matter. Directors are elected by a plurality vote. The affirmative vote of holders of a majority of the outstanding shares of common stock, voting as a separate class, a majority of the outstanding shares of Series A 9% convertible preferred stock, voting as a separate class, and the holders of a majority of the outstanding shares of common stock and Series A 9% convertible preferred stock, voting together as a single class on an as converted into common stock basis, is required to approve the proposed amendment of the Company’s Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of common stock by 170,000,000 shares to 200,000,000 shares, (ii) decrease the number of authorized shares of preferred stock by 8,800,000 shares to 1,200,000 shares and (iii) declassify the Company’s Board of Directors as of the Annual Meeting. Other matters submitted for stockholder approval at this Annual Meeting, including the adoption of the Company’s 2009 Equity Incentive Award Plan, will be decided by the affirmative vote of the holders of a majority of shares of common stock and Series A 9% convertible preferred stock present in person or represented by proxy and entitled to vote on such matter, voting together as a single class on an as converted into common stock basis. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast” with respect to matters for which “votes cast” is relevant.

Revocability of Proxies

If the form of proxy is properly signed and returned or if you submit your proxy and voting instructions over the Internet or by telephone, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. Stockholders submitting proxies over the Internet or by telephone should not mail the proxy voting instruction form. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each director proposed by the Board of Directors unless the authority to vote for the election of any such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR Proposals 2 and 3, and with respect to any other proposals properly brought before the Annual Meeting, as the Board of Directors recommends. If you vote your proxy by mail, you may revoke or change your proxy at any time before the Annual Meeting by filing with the Corporate Secretary of the Company at the Company’s principal executive offices, a notice of revocation or another signed proxy with a later date. If you choose to vote your proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e., over the Internet or by telephone) so long as you retain your proxy card referencing your voter control number. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting

Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you hold your shares through a bank, broker or other holder of record (i.e., in “Street-name”), and you wish to vote at the meeting, you must present a legal proxy from your stockbroker or other holder of record in order to vote at the meeting. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting, and, if you hold your shares through a bank, broker or other holder of record, your proof of ownership, such as a brokerage statement. Even if you currently plan to attend the Annual Meeting, we recommend that you submit your proxy card as described above so that your vote will be counted if you later decide not to attend the meeting.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, Internet hosting, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees. Such individuals, however, will not be compensated by the Company for those services. Except as described herein, the Company does not presently intend to solicit proxies other than by mail.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of five members. The Company’s Amended and Restated Certificate of Incorporation, as amended, currently provides for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. Subject to stockholder approval of Proposal 2 of this Proxy Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended, will be amended to, among other things, declassify the Board of Directors as of the Annual Meeting such that each director shall be elected for a term of one year or until their successors are duly elected and qualified. Four nominees for director recommended by the Board of Directors are to be elected as directors at this meeting. The nominees are Glenn J. Krevlin, David Rockwell, William Sweedler and Peter Lynch, who are each members of the present Board of Directors. Ray Brunner will continue as a member of the Board of Directors until the expiration of his term at the 2010 Annual Meeting of Stockholders.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for the nominees of the Board of Directors or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by the Board of Directors to fill such vacancy.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Members of the Board of Directors Continuing in Office

For a One-Year Term Expiring at the

2010 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Glenn J. Krevlin	49	Director
David Rockwell	53	Director
William Sweedler	42	Director
Peter Lynch	58	Director

Glenn J. Krevlin. Mr. Krevlin has served as a member of the Board of Directors since August 2009. Mr. Krevlin is the founder of Glenhill Capital and is the senior portfolio manager and controlling person of the Glenhill investment funds. Prior to founding Glenhill Capital, Mr. Krevlin served as an Associate from 1989 to 1994, and as a Partner from 1994 to 2000, at Cumberland Associates, Cumberland Partners, and Long View Partners. Prior to his tenure at Cumberland, Mr. Krevlin served as a Vice President and Associate at Goldman Sachs & Co. from 1982 to 1989. Mr. Krevlin serves on the Board of Directors of Restoration Hardware Inc. Mr. Krevlin is one of three nominees designated by Glenhill Special Opportunities Master Fund LLC pursuant to a Securities Purchase Agreement entered into on July 20, 2009 by the Company and Glenhill Special Opportunities Master Fund LLC relating to a private placement of shares of the Company’s common stock and Series A 9% convertible preferred stock.

David Rockwell. Mr. Rockwell has served as a member of the Board of Directors since August 2009. Mr. Rockwell is the founder and Chief Executive Officer of Rockwell Group, a cross-disciplinary architecture and design practice. Mr. Rockwell serves as Chairman of the Board of the Design Industries Foundation Fighting AIDS, and as a board member of City-Meals-on-Wheels and the Public Theater. He is a member of the Cooper Hewitt National Design Museum’s committee on Exhibitions. Mr. Rockwell is one of three nominees designated by Glenhill Special Opportunities Master Fund LLC pursuant to a Securities Purchase Agreement entered into on July 20, 2009 by the Company and Glenhill Special Opportunities Master Fund LLC relating to a private placement of shares of the Company’s common stock and Series A 9% convertible preferred stock.

William Sweedler. Mr. Sweedler has served as a member of the Board of Directors since August 2009. Mr. Sweedler is the founder, Chairman and Chief Executive Officer of Windsong Brands, a diversified brand development and investment company that specializes in acquisition, growth and licensing. Prior to founding Windsong Brands, he was president and Chief Executive Officer of JOE BOXER, a wholly owned division of the Iconix Brand Group (NASDAQ: ICON) of which he was Executive Vice President and Director. Prior to joining Iconix Brand Group, Mr. Sweedler was a founder and Chief Executive Officer of Windsong Allegiance Group, a diverse apparel marketer and brand manager. He currently serves as Co-Chairman of Ellen Tracy and Caribbean Joe and as a director of Field & Stream and Talon Corporation. Mr. Sweedler is one of three nominees designated by Glenhill Special Opportunities Master Fund LLC pursuant to a Securities Purchase Agreement entered into on July 20, 2009 by the Company and Glenhill Special Opportunities Master Fund LLC relating to a private placement of shares of the Company’s common stock and Series A 9% convertible preferred stock.

Peter Lynch. Mr. Lynch has served as a member of the Board of Directors since October 2006. Since 2005, Mr. Lynch has served as Senior Managing Director and Principal at DJM Realty, a division of the Gordon Brothers Group, a financial management group. From 2003 to 2005, Mr. Lynch served as President and Chief Operating Officer of BabyStyle, Inc., a multichannel apparel retailer. From 1997 to 2003, Mr. Lynch served as the Executive Vice President, Worldwide Operations for Warner Bros. Studio Stores. From 1996 to 1997, he served as the Chief Operating Officer of Sideout Sport, a sports apparel retailer. From 1995 to 1996, he served as the President and Chief Operating Officer of The Registry Stores, a bridal registry gift retailer. From 1993 to 1995, he was the President of the Retail Division of Baby Guess?/Guess? Kids, a division of Guess?, Inc., an apparel retailer. From 1992 to 1993, he was the Executive Vice President, Finance & Administration and Chief Financial Officer of House of Fabrics, Inc., a fabric retailer. From 1992 to 1993, he was the Executive Vice President, Finance & Corporate Planning and Chief Financial Officer of Stor Furnishings International Inc, a furniture retailer. Prior to that, he served in progressive financial management roles and was ultimately the Executive Vice President, Finance and Operations at The Emporium Capwell Company, a division of Carter Hawley Hale Stores, a department store chain. Mr. Lynch holds a B.S. degree in criminology, with a minor in business, from York College of Pennsylvania.

Term Expiring at the

2010 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Ray Brunner	62	Director, President and Chief Executive Officer

Ray Brunner. Mr. Brunner has served as our President and Chief Executive Officer since May 2006 and a director since June 2006. Prior to that, Mr. Brunner served as our Executive Vice President of Real Estate and Studio Operations from October 2005 until March 2006. From March 2006 until May 2006, Mr. Brunner provided us with real estate consulting services and worked as a consultant for JH Partners, LLC, a private equity firm of which our then Chairman was President. From November 2004 to September 2005, he served as our Vice President of Real Estate and Construction and prior to that served as our Vice President of Studios beginning April 2002. From June 1993 to April 2002, Mr. Brunner served as President of RGB & Associates, a strategic consulting company. Mr. Brunner is currently a member of the Board of Directors of the private company NapaStyle, Inc. Mr. Brunner holds a B.A. in business administration from Western Connecticut State University.

Board Meetings

The Board of Directors held four regularly scheduled meetings and one special telephonic meeting during 2008 and acted by unanimous written consent once. No director who served as a director during the fiscal year ended January 3, 2009 attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he or she served, except for Hilary Billings, who attended eight out of eleven of such meetings.

Director Independence

The Board of Directors has determined that Messrs. Lynch, Rockwell and Sweedler are currently independent directors within the meaning of the applicable Nasdaq Stock Market LLC listing standards.

Committees of the Board

Compensation Committee. The Compensation Committee of the Board of Directors is currently comprised of Peter Lynch, who serves as its Chairman, Glenn Krevlin and William Sweedler. Messrs. Lynch and Sweedler are each currently independent directors for the purposes of federal securities laws and the rules of the Nasdaq Stock Market. Terry Lee and Hilary Billings also served as members of the Compensation Committee until each of their resignations from the Board of Directors in May 2009 and August 2009, respectively. The Compensation Committee held six meetings, including four telephonic meetings, during fiscal year 2008. The Compensation Committee is governed by a written charter approved by the Board of Directors. The functions of the Compensation Committee include reviewing and recommending to the Board of Directors the compensation and benefits of all of our executive officers, administering our equity incentive plans and establishing and reviewing general policies relating to compensation and benefits of our employees.

Audit Committee. As of August 2009, the Board of Directors does not have a separately-designated standing Audit Committee. Instead, the entire Board of Directors currently performs the functions of the Audit Committee as specified in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Of the Company’s directors, Messrs. Lynch, Rockwell and Sweedler are “independent” as defined under federal securities laws, including Rule 10A-3(b)(1) under the Exchange Act and the Nasdaq rules. However, as a result of the recent changes in the Board of Directors, the Board of Directors has determined that none of its members qualify as an “audit committee financial expert” under federal securities laws. Given this fact and the relatively small size of the Board of Directors, the entire Board of Directors will perform the functions of the Audit Committee. The Board of Directors intends to identify and recruit a director that will qualify as an “audit committee financial expert.” If the Board of Directors is successful, it will re-examine its decision with respect to a separately-designated standing Audit Committee. The Audit Committee was previously comprised of William McDonagh, James Peters and Lawrence Wilkinson until each of their resignations from the Board of Directors in August 2009. Each of Messrs. McDonagh, Peters and Wilkinson was an independent director as defined under federal securities laws, including Rule 10A-3(b)(1) under the Exchange Act and the Nasdaq rules. The Audit Committee held four meetings during fiscal year 2008. The Audit Committee is governed by a written charter approved by the Board of Directors. The functions of the Audit Committee include reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent auditors by the Board of Directors, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent auditor prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs. Both our independent auditors and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to the Audit Committee.

Nominating and Corporate Governance Committee. John Hansen, Lawrence Wilkinson and Hilary Billings served as members of the Company’s Nominating and Corporate Governance Committee until each of their resignations from the Board of Directors in May 2009, August 2009 and August 2009, respectively. The functions of the Nominating and Corporate Governance Committee are currently being performed by the full Board of Directors. As a result, the Nominating and Corporate Governance Committee did not hold any meetings during fiscal year 2008. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The functions of the Nominating and Corporate Governance Committee include identifying prospective board candidates, recommending nominees for election to the Board of Directors, developing and recommending board member selection criteria, considering committee member qualification, recommending corporate governance principles to the Board of Directors and providing oversight in the evaluation of the Board of Directors and each committee.

Director Nomination Process

Director Qualifications

The Nominating and Corporate Governance Committee’s goal (or the full Board of Directors when performing such role) is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating and Corporate Governance Committee or the Board of Directors also considers candidates with appropriate non-business backgrounds.

In evaluating director nominees, the Nominating and Corporate Governance Committee or the Board of Directors considers, among others, the following factors:

•	the appropriate size of the Board of Directors;

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry;

•	experience as a board member of another publicly held company; and

•	other relevant experience.

Further, the Nominating and Corporate Governance Committee believes it appropriate for at least one member of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of our Board of Directors meet the definition of “independent director” under the Nasdaq rules. The Nominating and Corporate Governance Committee and the Board of Directors also believe it is appropriate for certain key members of management to participate as members of the Board of Directors.

Other than the foregoing, there are no stated minimum general criteria for director nominees, although the Nominating and Corporate Governance Committee or the Board of Directors may also consider such other facts as they may deem are in the best interests of the Company and our stockholders.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee or the Board of Directors identifies nominees for director by first evaluating the current members of the Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the criteria of the Nominating and Corporate Governance Committee or the Board of Directors for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. The Nominating and Corporate Governance Committee and the Board of Directors welcomes turnover in the Board of Directors as it contributes to diversity on the Board of Directors, brings new viewpoints, approaches and ideas and discourages entrenchment of the Board of Directors or management. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee or the Board of Directors identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating and Corporate Governance Committee or the Board of Directors generally polls the Board of Directors and members of management for their recommendations. The Nominating and Corporate Governance Committee or the Board of Directors also may review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. Historically, neither the Nominating and Corporate Governance Committee nor the Board of Directors has relied on third-party search firms to identify board candidates, but the Nominating and Corporate Governance Committee or the Board of Directors may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Nominating and Corporate Governance Committee or the Board of Directors reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by our independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee or the Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best promote the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board of Directors.

The Nominating and Corporate Governance Committee or the Board of Directors evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have received director candidate recommendations from our stockholders but do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders are evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. Stockholders wishing to suggest a candidate for director should write to the Company’s Corporate Secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholder’s name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding Board of Directors size and composition, sufficient to enable the Nominating and Corporate Governance Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to the Board of Directors; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company; (viii) detailed information about any relationship or understanding between the proposing stockholder and candidate; and (ix) a list of three character references, including complete contact information for such references. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Corporate Secretary at the Company’s principal executive offices pursuant to the procedures set forth under “Stockholder Proposals.”

Communications with the Board of Directors

Our stockholders may send correspondence to the Board of Directors c/o Corporate Secretary at Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104. Our Corporate Secretary will review all correspondence addressed to the Board of Directors, or any individual director, for any inappropriate correspondence and correspondence more suitably directed to management. Our Corporate Secretary will forward appropriate stockholder communications to the Board of Directors prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication. Our Corporate Secretary will summarize all correspondence not forwarded to the Board of Directors and make the correspondence available to the Board of Directors for its review at the Board of Directors’ request.

Code of Ethics

We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer and controller or such person performing such function. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

Our corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and Code of Business Conduct and Ethics, are available, free of charge, on our website at www.dwr.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this report. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Corporate Secretary, Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, California 94104.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, if any, oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board. In addition, the Audit Committee has discussed with Grant Thornton LLP their independence from management and the Company, has received from Grant Thornton LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, as adopted by the Public Accounting Oversight Board, and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with Grant Thornton LLP the overall scope of their audit. The Audit Committee met with Grant Thornton LLP, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 3, 2009 for filing with the Securities and Exchange Commission.

At the time of the aforementioned reviews, discussions and recommendation, the Audit Committee was comprised of William McDonagh, James Peters and Lawrence Wilkinson, each of whom was an independent director as defined under federal securities laws, including Rule 10A-3(b)(1) under the Exchange Act and the Nasdaq rules. Messrs. McDonagh, Peters and Wilkinson each resigned from the Board of Directors in August 2009. After these resignations, the entire Board of Directors is performing the functions of the Audit Committee. As a result of these resignations, none of the current members of the Board of Directors participated in the aforementioned reviews, discussions and recommendation.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Board of Directors.

Glenn J. Krevlin, Chairman

Ray Brunner

Peter Lynch

David Rockwell

William Sweedler

Director Attendance at Annual Meetings

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting, we encourage all of our directors to attend. At the Annual Meeting held on August 5, 2008, five of our directors who served during the fiscal year ended January 3, 2009 attended.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each nominee listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 22, 2009 regarding the beneficial ownership of our common stock by (a) each person known to the Board of Directors to own beneficially 5% or more of our common stock, (b) each director of the Company, (c) the named executive officers (as defined below) and (d) all of our directors and executive officers as a group. Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be.

Percentage of beneficial ownership is calculated based upon 29,906,243 shares of common stock that were outstanding as of September 22, 2009. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are exercisable or convertible within 60 days of September 22, 2009. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Shares Beneficially Owned
5% Stockholders:
Glenn J. Krevlin and affiliates (3)	155,298,617	92.8%
Charles Almond, Trustee for the Almond Family 2001 Trust (4)	1,547,334	5.2%

Directors and Named Executive Officers:
Ray Brunner	80,256	*
Theodore Upland	—	*
Matthew Wilkerson	24	*
Glenn J. Krevlin (3)	155,298,617	92.8%
Peter Lynch	—	*
David Rockwell	—	*
William Sweedler	—	*
All executive officers and directors as a group (7 persons)	155,378,897	92.8%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each person or entity named below is c/o Design Within Reach, Inc., 225 Bush Street, 20th Floor, San Francisco, CA 94104.
(2)	The following table indicates the number of shares subject to options exercisable within sixty (60) days of September 22, 2009 held by individuals listed in the table above:

Name of Beneficial Owner	Shares Subject to Options Exercisable Within 60 Days

Directors and Named Executive Officers:
Glenn J. Krevlin	—
Ray Brunner	69,227
Theodore Upland	—
Matthew Wilkerson	—
Peter Lynch	—
David Rockwell	—
William Sweedler	—
All executive officers and directors as a group (7 persons)	69,227

(3)	The address for Glenn J. Krevlin and affiliates is 598 Madison Avenue, 12th Floor, New York, NY 10022. Information is based on an amended Schedule 13D filed with the Securities and Exchange Commission by Glenn J. Krevlin and affiliates on August 10, 2009. As of the close of business on August 3, 2009, Glenhill Capital LP owned 9,180,039 shares of common stock and 522,666 shares of Series A 9% convertible preferred stock convertible into 71,820,590 shares of common stock with a total of 81,000,629 shares of common stock on a fully convertible basis, Glenhill Capital Overseas Master Fund LP owned 7,139,892 shares of common stock and 410,666 shares of Series A 9% convertible preferred stock convertible into 56,430,444 shares of common stock with a total of 63,570,336 shares of common stock on a fully convertible basis and Glenhill Concentrated Long Master Fund, LLC owned 1,566,667 shares of common stock and 66,668 shares of Series A 9% convertible preferred stock convertible into 9,160,985 shares of common stock with a total of 10,727,652 shares of common stock on a fully convertible basis. Each of Glenn J. Krevlin and Glenhill Advisors, LLC has the sole investment and voting power with respect to all such shares. Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. Glenhill Capital Management, LLC is the general partner and investment advisor of Glenhill Capital LP, a security holder of the Company, managing member of Glenhill Concentrated Long Master Fund, LLC, a security holder of the Company, and sole shareholder of Glenhill Capital Overseas GP, Ltd. Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund LP, a security holder of the Company.

(4)	The address for Charles Almond, Trustee for the Almond Family 2001 Trust is P.O. Box 2100, Mill Valley, CA 94941. Information is based on an Schedule 13D filed with the Securities and Exchange Commission by Charles M. Almond on September 11, 2009.

Change in Control

On July 20, 2009, the Company entered into a Securities Purchase Agreement relating to a private placement of shares of its common stock and a new series of preferred stock, designated Series A 9% convertible preferred stock. Pursuant to the Securities Purchase Agreement, on August 3, 2009, Glenhill Special Opportunities Master Fund LLC, or Glenhill, invested $15 million of additional capital into the Company in exchange for a 91.33% ownership stake. Glenhill purchased 15,400,000 shares of the Company’s common stock at a purchase price of $0.15 per share and 1,000,000 shares of a new series of Series A 9% convertible preferred stock at a purchase price of $12.69 per share. The funds used by Glenhill to acquire the common stock and Series A preferred stock were obtained from capital contributions by its members. The Series A preferred stock will be convertible, at the option of the holder of the Series A preferred stock, into an aggregate of 137,412,019 shares of common stock. As of September 22, 2009, Glenhill’s total aggregate beneficial ownership, including the securities purchased in the private placement, is equal to approximately 92.8% of the Company’s outstanding voting securities. In addition, Glenhill designated three out of five members of the Board of Directors pursuant to the terms of the Securities Purchase Agreement.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information as to persons who currently serve as our executive officers:

Name	Age	Position

Ray Brunner	62	President, Chief Executive Officer and Director
Theodore Upland	53	Vice President, Chief Financial Officer, Secretary and Treasurer
Matthew Wilkerson	34	Vice President of Sales and Retail Operations

For information on Mr. Brunner see “Information Regarding Directors.”

Theodore Upland. Mr. Upland was appointed the Vice President and Chief Financial Officer of the Company, effective on December 1, 2008. Mr. Upland previously served as the acting Chief Executive Officer of Britanne Corp., a manufacturer and wholesaler of microfiber products, from November 2006 to November 2008, and as the acting Chief Financial Officer for Tippett Studios, a computer graphics animation studio, from March 2007 to November 2008. Prior to that, he served as the Chairman, Chief Executive Officer and President of Prints Plus, Inc., a retailer of prints and framing from April 1997 to May 2006. Prior to that, he served as the Executive Vice President and Chief Operating Officer and the Senior Vice President and Chief Financial Officer of Prints Plus, Inc. from July 1990 to April 1997. Prior to that, Mr. Upland served as the Chief Financial Officer of Impostors, Inc., Supercuts, Inc. and Aca Joe, Inc. Mr. Upland holds a B.S. in Political Science, a J.D. and an M.B.A., each from Santa Clara University in Santa Clara, California.

Matthew Wilkerson. Mr. Wilkerson has served as Vice President of Sales and Retail Operations since June 2006. Prior to that, Mr. Wilkerson was Regional Director of Sales for the Central Southeast region from February 2004 to June 2006. Mr. Wilkerson first joined us as a Studio Proprietor in Dallas, Texas, in January 2003. Prior to that, Mr. Wilkerson was a proprietor of Encore Furnishings, a retailer of home furnishings, from 1999 to December 2002. Mr. Wilkerson graduated from Texas Tech University in 1997 with a BA in design and marketing.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors, which was comprised entirely of independent directors until August 2009, administers our executive compensation program. Currently, the Compensation Committee of the Board of Directors is comprised entirely of non-employee directors, two of whom are independent directors, and it administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, administer our stock plans and review and approve annually all compensation decisions relating to all executive officers.

The compensation programs are intended to provide a link between the creation of stockholder value and the compensation earned by our executive officers and have been designed to:

•	Attract, motivate and retain superior talent;

•	Encourage high performance and promote accountability;

•	Ensure that compensation is commensurate with our performance and stockholder returns;

•	Provide performance awards for the achievement of financial and operational targets and strategic objectives that are critical to our long-term growth; and

•	Ensure that the executive officers have financial incentives to achieve substantial growth in stockholder value.

To achieve these objectives, the Compensation Committee has implemented and intends to maintain compensation plans that tie a substantial portion of the executives’ overall compensation to key financial goals. During 2008, we used Adjusted EBITDA as the primary measure of company performance.

The Compensation Committee establishes individual executive compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in retail industries, taking into account our relative performance and strategic goals.

The compensation of our executive officers is composed of base salaries, an annual corporate bonus plan and long-term equity incentives in the form of stock options. In determining specific components of compensation, the Compensation Committee considers each officer’s performance, level of responsibility, skills and experience, and other compensation awards or arrangements. The Compensation Committee reviews and approves all elements of compensation for all of our executive officers taking into consideration recommendations from management as well as information regarding compensation levels at competitors in our industry based on information gathered by management and a report from a compensation consultant discussed below. The Compensation Committee reviews and approves all annual bonus awards for executives and stock option awards for all employees at the Vice President level and above.

Compensation for our employees below the level of Vice President is set by grade level, which takes into account where the employee is located. The grades provide ranges for stock option grants at hire and specify target bonus levels. Our Chief Executive Officer makes recommendations with respect to salary, bonus eligibility and option awards for our vice presidents and executive officers. Notwithstanding these recommendations, the Compensation Committee determines the compensation of our executive officers in an executive session.

Management and the Compensation Committee historically have used market surveys and competitive data gathered internally and by consultants in making decisions affecting compensation. Management and the Compensation Committee have reviewed data focused on retail companies and companies located in the San Francisco Bay area. In September 2005, Aon Corporation, a firm that provides executive compensation consulting services, prepared a report for the Compensation Committee regarding the compensation of our executive officers. In preparing its analysis, Aon reviewed survey data and industry peer companies of comparable size and revenue as ours.

Since the initial issuance of the Aon report, management has updated the list of industry peer companies originally identified by Aon in its September 2005 report, and the Compensation Committee continues to review executive compensation information for such companies in making its compensation decisions with respect to our named executive officers. This public company market comparison group, which was also used in 2008, includes the following retail companies, each of which was selected based on industry, revenues and organizational size and structure: Bassett Furniture Industries, Inc., Big Dog Holdings, Inc., Blue Nile, Inc., Build-a-Bear Workship, Inc., Citi Trends, Inc., drugstore.com, inc., GSI Commerce, Inc., Jennifer Convertibles, Inc., Kirkland’s, Inc., Overstock.com, Inc., Peet’s Coffee & Tea, Inc., RedEnvelope, Inc. and Zumiez Inc.

For 2008, management and the Compensation Committee also reviewed the following market compensation survey data:

•	Mercer Retail Industry Survey is a national survey of executive compensation levels and practices that covers 194 retail companies with annual sales from $100 million to $2.5 billion.

•	Salary.com Luxury Retailers Group Survey is a national survey of executive compensation levels and practices that covers 43 luxury retail companies.

In addition, in June 2008, we retained Buck Consultants to undertake an analysis of our current executive compensation levels. Buck Consultants also relied on the public company market comparison group identified above in performing its analysis.

The selected companies in the public company market comparison group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. The public company market comparison group was not selected on the basis of executive compensation levels. The public company market comparison group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. The survey data, however, can be used to provide pooled compensation data for positions closely akin to those held by each named executive officer. In addition, the pool of senior executive talent from which the company draws and against which it compares itself extends beyond the limited community of our immediate public company comparison group and includes a wide range of other organizations outside of the company’s traditional competitors, which range is represented by such surveys. As a result, the Compensation Committee uses the public company group data on a limited basis to analyze the overall competitiveness of the company’s compensation with its direct publicly traded peers in the United States and its general compensation philosophy but continues to primarily rely on industry survey data in determining actual executive compensation. For purposes of this compensation discussion and analysis, we refer to the foregoing survey and more specific public company group data collectively as our market comparison group.

While the Compensation Committee considered market compensation information from the foregoing surveys and market comparison group in making its compensation decisions for our named executive officers, as described below, we do not believe that it is appropriate to establish compensation levels solely by reference to market compensation data. The Compensation Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the company and carefully evaluating a named executive officer’s performance during the year against established goals, if any, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive market compensation paid by other companies is a key factor that the Compensation Committee considers in assessing the reasonableness of compensation, the Compensation Committee does not rely entirely on that data to determine named executive officer compensation. Instead, the Compensation Committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

The surveys described above were not compiled specifically for us but rather are databases containing comparative compensation data and information for numerous other retail companies. The Compensation Committee therefore reviewed pooled compensation data for positions similar to those held by each named executive officer and the Compensation Committee was not presented with information about the names of the individual companies included in such surveys and did not review information for individual companies included in such surveys.

Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive’s award to attract and retain that executive.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary. Base salaries for our executives are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. The goal for the base salary component is to compensate employees at a level that approximates the median salaries of individuals in comparable positions in our market comparison group. Base salaries for our named executive officers are reviewed periodically, and adjusted from time to time by the Compensation Committee after taking into account individual responsibilities, performance and experience.

Bonus Awards. It is the Compensation Committee’s objective to emphasize pay-for-performance and to have a significant percentage of each executive officer’s total compensation contingent upon the Company’s performance, as well as upon his or her individual level of performance and contribution toward the Company’s performance. Upon an evaluation of these factors, the Compensation Committee uses discretion in determining whether to grant a bonus to each executive officer.

During 2008, we utilized a corporate bonus plan to promote the achievement of company financial performance objectives and to incentivize achievement of individual and business unit performance objectives. During fiscal year 2008, we used Adjusted EBITDA to measure our financial performance when determining management bonuses. The Compensation Committee determined that management’s incentives would be best aligned with those of our stockholders if our bonus plan used Adjusted EBITDA as our primary financial performance measure because we believe it is the measure that most reflects our fundamental financial performance. Adjusted EBITDA is calculated as net income plus interest expense, taxes, stock-based compensation, depreciation and amortization less interest income. Maximum bonus opportunities are established as a percentage of base salary. The plan provided that if the budgeted Adjusted EBITDA threshold of approximately $12.3 million were achieved, then for every dollar of Adjusted EBITDA achieved in excess of that amount, fifty cents would be put into a bonus pool for all employees, until the bonus pool reached a predetermined maximum of $2.5 million. Then, such amount would be distributed among individual executives by the Compensation Committee based on its assessment of each individual’s achievement of individual goals and objectives.

The employment agreement, signed on March 31, 2008, for Ray Brunner, our Chief Executive Officer and President, provided for a target bonus of up to 100% of Mr. Brunner’s base salary based on the achievement of corporate and individual goals set by the Compensation Committee of the Board of Directors. The other named executive officers’ bonus opportunities under the 2008 bonus plan were capped at 50% of their base salary. The target bonuses for our named executive officers were set by the Compensation Committee based in part on executive compensation information for comparable positions in our market comparison group and also based on the recommendations of management as to the target bonus levels necessary to provide the appropriate incentives for our senior executives.

The Compensation Committee determined that we did not meet our target level of performance of at least $12.3 million of Adjusted EBITDA for bonuses to be awarded under our 2008 bonus plan. However, the Compensation Committee determined that Mr. Brunner should receive a bonus $25,000 and Mr. Wilkerson a discretionary bonus of $15,000 in recognition of sales and expense control efforts during the economic down turn in the second half of 2008. Mr. Upland, the current Vice President, Chief Financial Officer, Secretary and Treasurer was not eligible to receive a bonus having commenced employment on December 1, 2008. Mr. Hellmann, the former Chief Financial Officer and Secretary, resigned in November 2008 and was not eligible to receive a bonus.

Long-Term Incentive Compensation. We believe that long-term incentives are an integral part of the overall executive compensation program and that our long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing stockholder value over time. We have historically elected to use stock options as the primary long-term equity incentive vehicle, but we have not adopted stock ownership guidelines.

Stock Options. Our Amended and Restated 2004 Equity Incentive Award Plan, or the 2004 Plan, authorized us to grant options to purchase shares of common stock to our employees, directors and consultants. The 2004 Plan was terminated on August 3, 2009 in connection with the consummation of the sale of securities pursuant to the Securities Purchase Agreement, dated as of July 20, 2009, by and between the Company and Glenhill Special Opportunities Master Fund LLC. All awards outstanding under the 2004 Plan accelerated and terminated 30 days after the closing of the transactions contemplated by the Securities Purchase Agreement. Each participant in the 2004 Plan had the right to exercise such awards prior to their termination. We also have options outstanding under our 1999 Stock Plan, or the 1999 Plan, but we will not be granting additional options or making any other equity awards under the 1999 Plan. The Board of Directors has adopted a 2009 Equity Incentive Award Plan which is subject to stockholder approval as described in Proposal 3 below. Our Compensation Committee oversees the administration of our equity incentive plans. Historically, the Board of Directors and Compensation Committee have made stock option grants at an employee’s commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. Going forward, the Compensation Committee has delegated authority to the Chief Executive Officer to grant options at predetermined ranges at the director level. Our 2008 bonus plan provided that stock options would be granted in an amount equal to one-half of the bonus amounts granted. However, since our threshold EBITDA target was not reached, no stock options were awarded pursuant to the 2008 bonus plan.

In 2008, our named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan-Based Awards.” All options granted under the 2004 Plan were granted at exercise prices equal to “fair market value” on the date of grant as defined in the plan. The 2004 Plan defined fair market value as the closing market value of our stock as reported on the Nasdaq Global Market on the date of grant. The stock options we grant officers and employees are incentive stock options to the extent permitted by applicable law and typically vest 25% at the end of one year from the vesting start date and then  1/48 per month thereafter based upon continued employment over a four-year period, and generally expire ten years after the date of grant.

In determining the number of stock options to be granted to executives, we have taken into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the value of stock options in relation to other elements of the individual executive’s total compensation and equity award levels for individuals in comparable positions in our market comparison group. Under our policy in effect as of the termination of the 2004 Plan, all stock options and other equity awards were made by the Compensation Committee, except that our full Board of Directors took action with respect to any equity awards made to our non-employee directors. The Compensation Committee delegated authority to the Company’s Chief Executive Officer to make grants of options to newly hired and promoted employees at the director level and below based on ranges specified by the Compensation Committee for each level of employment. Grants to newly hired and promoted employees were made on the 15th of each month (or the next business day when the 15th fell on a weekend or holiday) with respect to new hires and promotions in the immediately preceding month. The exercise price was the fair market value of the common stock on the date of grant, and the vesting schedule began on the date of grant.

Stock Appreciation Rights. The 2004 Plan authorized us to grant stock appreciation rights, or SARs. A SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR.

Restricted Stock and Restricted Stock Units. Our 2004 Plan authorized us to grant restricted stock and restricted stock units. We did not grant any restricted stock or restricted stock units.

401(k) Defined Contribution Plan. All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. All eligible full-time and part-time employees who meet certain age and service requirements may participate. In 2008, Ray Brunner, Theodore Upland and Matthew Wilkerson were the named executive officers that participated in this plan.

Other Benefits. Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, long and short-term disability and life insurance, in each case on the same basis as our other employees. We reimburse Ray Brunner, our Chief Executive Officer, the cost of leasing a house in San Francisco, California not to exceed $10,000 per month, provided that such amount will be offset by rental income, if any, on his house in Portland, Oregon. If Mr. Brunner sells the Portland, Oregon house, the lease reimbursements will cease six months after such date. The Company also agreed to reimburse Mr. Brunner for relocation expenses up to $25,000 and the seller’s portion of the realtor fee up to 6% of the gross sales price for the sale of his house. The Company will also gross up these relocation reimbursements to fully compensate Mr. Brunner for any taxes owed on such payments.

Summary of Compensation

The following table shows information regarding the compensation earned by any person who served as our Chief Executive Officer or Chief Financial Officer during fiscal year 2008, and our only other executive officer who was serving as an executive officer at January 3, 2009. We refer to these persons as our “named executive officers” elsewhere in this Proxy Statement. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(4)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Ray Brunner,	2008	$ 383,000	$ 25,000	$ 307,000	—	—	$ 123,000(5)	$ 838,000
Chief Executive Officer	2007	350,000	125,000	694,000	—	—	46,000(6)	1,215,000
and President (1)	2006	240,000	—	373,000	—	315,000	31,000(6)	959,000
Theodore Upland,	2008	26,000	—	1,000	—	—	—	27,000
Vice President, Chief	2007	—	—	—	—	—	—	—
Financial Officer,	2006	—	—	—	—	—	—	—
Secretary and Treasurer (2)
John Hellmann,	2008	259,000	—	188,000	—	—	163,000(7)	610,000
Former Chief Financial	2007	266,000	60,000	150,000	—	—	—	476,000
Officer and Secretary (3)	2006	103,000	50,000	58,000	—	—	—	211,000
Matthew Wilkerson,	2008	249,000	15,000	101,000	—	—	4,000(8)	369,000
Vice President of Sales	2007	201,000	10,000	123,000	—	—	7,000(8)	341,000
And Retail Operations	2006	154,000	—	2,000	—	—	—	156,000

(1)	Mr. Brunner became our President and Chief Executive Officer on May 11, 2006. Mr. Brunner served as our Executive Vice President of Real Estate and Studio Operations from October 2005 until March 2006.
(2)	Mr. Upland was appointed Vice President and Chief Financial Officer effective December 1, 2008 and elected as Secretary and Treasurer on March 23, 2009.
(3)	Mr. Hellmann joined the Company on July 27, 2006 and was appointed Vice President, Chief Financial Officer and Secretary on September 5, 2006. He resigned on November 28, 2008.
(4)	Amount reflects the compensation cost for the fiscal years 2006, 2007 and 2008 of the named executive officer’s options, calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or FAS 123R, and using a Black-Scholes valuation model. See Note 1 of Notes to Financial Statements found in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, filed with the Securities and Exchange Commission on April 1, 2009, for a discussion of the assumptions made in determining grant date fair value and compensation costs of equity awards.
(5)	This amount consists of reimbursements to Mr. Brunner for the cost of leasing a house in San Francisco, California, not to exceed $10,000 per month, compensation for any taxes owed on such payments and travel from his home to our headquarters in San Francisco, California prior to the leasing of a house.
(6)	Consists of amounts reimbursed to Mr. Brunner for his travel from his home to our headquarters in San Francisco, California, including airfare, meals and lodging.
(7)	This amount consists of payments to Mr. Hellmann for accrued vacation and severance in accordance with his employment offer letter pursuant to the Company’s regular bi-weekly payroll starting in December 2008 through May 2009.
(8)	These amounts consist of issued credits for the purchase of company merchandise.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended January 3, 2009 to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number Of Shares of Stock or Units (#)
		Threshold ($)	Target ($)	Maximum ($)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Ray Brunner (1)	5/12/08	$—	$—	$375,000	—	100,000	$ 3.90	$ 224,000
Theodore Upland	12/15/08	—	—	—	—	150,000	0.75	67,000
John Hellmann (2)		—	—	138,000	—	—	—	—
Matthew Wilkerson (2)	11/7/08	—	—	120,000	—	10,000	1.23	7,000

(1)	Mr. Brunner’s employment agreement, signed on March 31, 2008, provided that he would be eligible to receive a bonus of up to 100% of his base salary based on the achievement of corporate and individual goals set by the Compensation Committee of the Board of Directors.
(2)	The named executive officers’ bonus opportunities under the 2008 bonus plan were capped at 50% of their base salary. For information about the amounts actually paid to our named executive officers under the 2008 corporate bonus plan, see the column “Non-Equity Incentive Plan Compensation” in the previous table titled “Summary Compensation Table.”

Employment Agreement and Offer Letters

Ray Brunner

We entered into an employment agreement with Mr. Brunner on March 31, 2008. The employment agreement provides that Mr. Brunner is required to devote his full business time and services to us, provided that he may engage in charitable, community service and industry association activities and manage his own finances, so long as those activities do not interfere with the performance of his duties under the employment agreement as determined by the Board of Directors. His initial base salary is $375,000, which the Compensation Committee will review annually. He is also eligible for an annual bonus at the 100% target level in accordance with performance objectives determined by the Board of Directors. The Company also agreed to grant Mr. Brunner options to purchase 100,000 shares each year during the initial term of the employment agreement. The employment agreement’s initial term ends on March 31, 2013, and will be automatically renewed for successive one-year periods unless either party gives thirty days written notice of nonrenewal.

Mr. Brunner will be reimbursed for the cost of leasing a house in San Francisco, California, not to exceed $10,000 per month, provided that such amount will be offset by rental income, if any, on his house in Portland, Oregon. If Mr. Brunner sells the Portland, Oregon house, the lease reimbursements will cease six months after such date. The Company also agreed to reimburse Mr. Brunner for relocation expenses up to $25,000 and the seller’s portion of the realtor fee up to 6% of the gross sales price for the sale of his house. The Company will also gross up these relocation reimbursements to fully compensate Mr. Brunner for any taxes owed on such payments.

Upon a termination of Mr. Brunner’s employment by us without cause (and not as a result of his death or disability), and subject to his execution of a general release of known and unknown claims in form satisfactory to us, he will be entitled to receive a lump sum cash amount equal to the sum of 12 months’ of his then-current base salary and reimbursement of COBRA premiums for 12 months until the date Mr. Brunner obtains alternate full-time employment or is otherwise no longer eligible for COBRA continuation coverage, whichever first occurs. In the event that such termination without cause or resignation for good reason occurs in the three-month period prior to or the twelve-month period following any “change of control,” Mr. Brunner will be entitled to receive a lump sum cash amount equal to the sum of two times Mr. Brunner’s then-current annual salary and reimbursement of COBRA premiums for 12 months until the date Mr. Brunner obtains alternate full-time employment or is otherwise no longer eligible for COBRA continuation coverage, whichever first occurs. Mr. Brunner’s unvested stock options also will immediately vest in full. Upon termination for cause, Mr. Brunner is not entitled to any payment or benefit other than the payment of base salary earned and accrued but unused vacation or paid time off unpaid at the date of termination and COBRA.

For purposes of Mr. Brunner’s employment agreement, a termination “for cause” occurs if Mr. Brunner is terminated because Mr. Brunner did not fully correct the circumstances constituting cause (provided such circumstances are capable of correction), which include:

•	Mr. Brunner has willfully committed an improper act that materially injures our business;

•

Mr. Brunner has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the Board of Directors (other than any such refusal or failure resulting from Mr. Brunner’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Brunner by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that Mr. Brunner has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the Board of Directors;

•

Mr. Brunner has willfully, substantially and habitually neglected his duties for us (other than any such neglect resulting from Mr. Brunner’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Brunner by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that Mr. Brunner has willfully, substantially and habitually neglected his duties or services to us; or

•	Mr. Brunner has been convicted of a felony or a crime involving moral turpitude.

For purposes of Mr. Brunner’s employment agreement, “good reason” for Mr. Brunner’s resignation includes any of the following actions undertaken without his express written consent:

•	the assignment to him of any duties, authority or responsibilities which results in a material diminution in his duties, authority or responsibilities;

•	any diminution in his title;

•	his ceasing to report to the Board of Directors;

•	a reduction by us of his base salary, other than in conjunction with a reduction in salaries affecting all officers;

•	a relocation of his business office to a location more than 50 miles, except for required travel by him on company business;

•

a material breach by us of any provision of the employment agreement, after written notice is delivered to us by him specifying the nature of the breach, and failure by us to remedy the breach within 30 days of receipt of such notice; or

•	any failure by us to obtain the assumption of the employment agreement by any successor or assign of the company.

For purposes of Mr. Brunner’s employment agreement, a “change of control” of the company shall be deemed to have occurred if any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of our securities representing 30% or more of the total voting power represented by our then outstanding voting securities without the approval of the Board of Directors or we are a party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the company outstanding immediately prior to such event failing to continue to hold at least 50% of the combined voting power of the voting securities of the company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange or our stockholders approve a plan of complete liquidation of us or an agreement for the sale or disposition by us of all or substantially all of our assets.

Theodore Upland

We entered into an employment offer letter with Theodore Upland, our Vice President, Chief Financial Officer, Treasurer and Secretary, on November 6, 2008. Pursuant to the offer letter, Mr. Upland is entitled to receive an annual salary of $275,000, payable in installments pursuant to our bi-weekly payroll policy, and to be eligible for all company benefits on the first day of the month following his date of hire. The offer letter also stated that in connection with Mr. Upland’s commencement of employment, management would recommend to the Board of Directors that he be granted an option to purchase 150,000 shares of our common stock with an exercise price equal to the fair market value on the date of grant. Contingent upon his continued employment, the shares subject to the option would vest over a four year period as follows: 25% would vest twelve months following the grant date and the remainder of the shares would vest in equal monthly amounts thereafter over a period of 36 months from the one year anniversary of the date of grant. If the Company terminates the employment of Mr. Upland without cause, he will be entitled to receive severance pay for six months payable in installments pursuant to the Company’s regular bi-weekly payroll. The offer letter also provides that if in the three-month period prior to a change of control of the Company or in the twelve-month period following a change of control in the Company, Mr. Upland decides to terminate his employment, then Mr. Upland will be paid six months severance, payable in installments pursuant to the Company’s regular bi-weekly payroll and the Company will continue to pay the employer portion of his benefits through COBRA during the severance period. Mr. Upland’s unvested stock options will immediately vest in full upon a change of control.

Employee Benefit Plans

2004 Equity Incentive Award Plan

Our Amended and Restated 2004 Equity Incentive Award Plan was terminated on August 3, 2009 in connection with the consummation the sale of securities pursuant to the Securities Purchase Agreement, dated as of July 20, 2009, by and between the Company and Glenhill Special Opportunities Master Fund LLC. All awards outstanding under the 2004 Plan accelerated and terminated 30 days after the closing of the transactions contemplated by the Securities Purchase Agreement. Each participant in the 2004 Plan had the right to exercise such awards prior to their termination.

As of September 22, 2009, options to purchase 312 shares of our common stock had been exercised and no options to purchase shares of our common stock were outstanding.

Our employees, consultants and directors and the employees of our subsidiaries were eligible to receive awards under the 2004 Plan. However, we typically granted awards under the 2004 Plan only to those employees who were at the director level and above. As of September 22, 2009, we had approximately 352 employees, and we currently have five directors, four of whom are non-employee directors.

In the event of a change of control, as defined in the 2004 Plan, each outstanding award may be assumed or an equivalent award may be substituted by the successor (or its parent or subsidiary). In the event of a change of control where the successor (or its parent or subsidiary) does not assume awards granted under the 2004 Plan or substitute equivalent awards, awards issued under the 2004 Plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. In the event of a change of control where the successor (or its parent or subsidiary) assumes awards granted under the 2004 Plan, outstanding awards will become fully vested and exercisable or payable, as applicable, if the employment or service of the holder of any such award is terminated in connection with the change of control or within two years following such change of control by the successor (or its parent or subsidiary) without cause or by the holder for good reason.

We filed with the Securities and Exchange Commission a registration statement on Form S-8 covering the shares of our common stock issuable under the 2004 Plan.

1999 Stock Plan

In January 1999, we adopted our 1999 Stock Plan, which was approved by our stockholders in January 1999. The plan provided for the issuance of incentive and nonstatutory stock options and restricted stock awards. Our employees, outside directors and consultants are eligible to receive awards under the plan, but only employees may receive incentive stock options. We reserved a total of 3,100,000 shares of our common stock for issuance under the plan. We do not intend to make any further issuances under the plan.

In the event of certain corporate transactions, such as a merger or consolidation, the plan provides for: (1) the continuation of the outstanding options by us if we are the surviving corporation; (2) the assumption of the 1999 Stock Plan and the outstanding options by the surviving corporation or its parent; (3) the substitution by the surviving corporation or its parent of options with substantially the same terms; or (4) the cancellation of the outstanding options without payment of any consideration. In the event of a change in control, the plan provides that: (a) each outstanding restricted stock award will vest if the repurchase right is not assigned to the entity that employs the award holder immediately after the change in control or its parent or subsidiary; and (b) each outstanding option will become exercisable in full if such options do not remain outstanding, are not assumed by the surviving corporation or its parent and the surviving corporation or its parent does not substitute options with substantially the same terms for such options.

Employee Stock Purchase Plan

In March 2004, the Board of Directors adopted our Employee Stock Purchase Plan, or ESPP, and it was approved by our stockholders in April 2004. The plan is designed to allow our eligible employees to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions. We initially reserved a total of 300,000 shares of our common stock for issuance under the plan. The reserve automatically increases on each December 31 during the term of the plan by an amount equal to the lesser of (1) 100,000 shares or (2) a lesser amount determined by the Board of Directors. As of January 3, 2009, approximately 714,567 shares were available for grant. In October 2006, the Company suspended sales under the ESPP pending the Company becoming current on its Securities and Exchange Commission periodic reports. On October 16, 2007, the Company amended the ESPP. The amended ESPP changed the offering periods from concurrent twelve month offering periods to six month offering periods, commencing on December 1 and June 1 of each year. In September 2009, the Company again suspended sales under the ESPP.

Individuals whose customary employment is for more than 20 hours per week and who have been continuously employed by us for at least six months are eligible to participate in the plan. Participants may contribute up to 15% of their cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the lower of (i) the fair market value per share on the first trading day of the six-month offering period, or (ii) the fair market value per share on the last trading day of the six-month offering period.

In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another company, the outstanding rights under the plan will be assumed or an equivalent right substituted by the successor company or its parent. If the successor company or its parent refuses to assume the outstanding rights or substitute an equivalent right, then all outstanding purchase rights will automatically be exercised prior to the effective date of the transaction. The purchase price will be equal to 85% of the market value per share on the participant’s entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share on the date the purchase rights are exercised.

The plan will terminate no later than the tenth anniversary of the plan’s initial adoption by the Board of Directors.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at January 3, 2009 with respect to the named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Ray Brunner	15,000	—	—	$7.00	3/03/2014
	52,227	—	—	0.60	10/14/2012
	2,000	—	—	2.75	5/13/2013
	300,000	—	—	5.41	5/23/2016
	150,000	—	—	12.00	10/24/2016
	—	100,000	—	3.90	5/11/2018

Totals:	519,227	100,000	—

Theodore Upland	—	150,000	—	0.75	12/14/2018

John Hellmann	116,660	—	—	5.59	8/11/2016

Matthew Wilkerson	1,927	573	—	6.03	11/30/2015
	64,583	35,417	—	5.37	2/05/2017
	—	10,000	—	1.23	11/06/2018

Totals:	66,510	45,990	—

(1)

Except for Mr. Hellmann’s options, which vested monthly over 36 months from his vesting start date, all options vest at a rate of 25% of the options on the first anniversary of the start date and then  1/48 of the options each month thereafter through the fourth anniversary of the vesting start date. Upon Mr. Hellmann’s resignation, all unvested options were forfeited on November 28, 2008 and all vested options were cancelled on February 28, 2009.

Option Exercises

During the fiscal year ended January 3, 2009, none of the named executive officers exercised any options.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

401(k) Plan

Effective in 2000, we adopted the Design Within Reach 401(k) plan covering our employees. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that the contributions to the 401(k) plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us for federal income tax purposes when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching contributions to the 401(k) plan by us on behalf of all participants in the 401(k) plan. During fiscal year 2008, we made no contributions to the 401(k) plan.

Nonqualified Deferred Compensation

Eligible employees may defer the receipt of up to 100% of base salary and up to 100% of bonus and other cash incentive compensation under our deferred compensation plan. We may elect to make matching contributions or other discretionary contributions to the deferred compensation plan but have not done so to date. The participant may elect to change an investment choice at any time. Amounts deferred generally may be distributed as of a particular date selected in advance by the participant, following the participant’s termination of employment or in the event the participant suffers a financial hardship. Amounts deferred generally may be distributed as of a particular date selected in advance by the participant, following the participant’s termination of employment or in the event the participant suffers a financial hardship. Payments are made within 90 days. In 2008, none of the named executive officers participated in this plan.

Potential Severance and Change in Control Payments

We have entered into agreements and maintain plans that may require us to make payments and/or provide certain benefits to our named executive officers in the event of a termination of their employment or a change of control. The following tables and narrative disclosure summarize the potential payments to each named executive officer assuming that one of the events listed in the tables below occurs. The tables assume that the event occurred on January 3, 2009, the last trading day of our last completed fiscal year. Our 2004 Plan and our 1999 Plan contains change of control provisions as described above. See “—2004 Equity Incentive Award Plan” and “—1999 Stock Plan.” For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change of control, we have assumed a price per share of our common stock of $0.72, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on January 2, 2009, the last trading day prior to our fiscal year end.

Ray Brunner

Termination for Cause. We may terminate at any time Mr. Brunner’s employment for cause. A termination “for cause” occurs if Mr. Brunner is terminated because Mr. Brunner did not fully correct the circumstances constituting cause (provided such circumstances are capable of correction), which include:

•	Mr. Brunner has willfully committed an improper act that materially injures our business;

•

Mr. Brunner has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the Board of Directors (other than any such refusal or failure resulting from Mr. Brunner’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Brunner by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that Mr. Brunner has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the Board of Directors;

•

Mr. Brunner has willfully, substantially and habitually neglected his duties for us (other than any such neglect resulting from Mr. Brunner’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Brunner by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that Mr. Brunner has willfully, substantially and habitually neglected his duties or services to us; or

•	Mr. Brunner has been convicted of a felony or a crime involving moral turpitude.

Upon termination for cause, Mr. Brunner is not entitled to any payment or benefit other than the payment of base salary earned and accrued but unused vacation or paid time off unpaid at the date of termination and COBRA.

Termination by Us Other than for Cause.    Mr. Brunner’s employment agreement provides Mr. Brunner with certain severance benefits in the event his employment is terminated by us other than for “cause.” Upon a termination of Mr. Brunner without cause (and not as a result of his death or disability), and he signs a general release of known and unknown claims in form satisfactory to us, he will be entitled to receive a lump sum cash amount equal to the sum of 12 months’ then-current base salary and reimbursement of COBRA premiums for 12 months until the date Mr. Brunner obtains alternate full-time employment or is otherwise no longer eligible for COBRA continuation coverage, whichever first occurs. In the event that such termination without cause occurs in the three-month period prior to or the twelve-month period following any “Change of Control,” Mr. Brunner will be entitled to receive a lump sum cash amount equal to the sum of two times Mr. Brunner’s then-current annual salary and reimbursement of COBRA premiums for 12 months until the date Mr. Brunner obtains alternate full-time employment or is otherwise no longer eligible for COBRA continuation coverage, whichever first occurs. Mr. Brunner’s unvested stock options also will immediately vest in full. For purposes of Mr. Brunner’s employment agreement, a “Change of Control” of the Company shall be deemed to have occurred if any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of our securities representing 30% or more of the total voting power represented by our then outstanding voting securities without the approval of the Board of Directors or we are a party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior to such event failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange or our stockholders approve a plan of complete liquidation of us or an agreement for the sale or disposition by us of all or substantially all of our assets.

Executive Benefits and Payments Upon Termination	Termination Due to Death or Disability	Termination for Cause	Termination by Us Other Than for Cause		Resignation	Termination Following Change in Control
Severance payment	$—	$—	$375,000	(1)	$—	$700,000	(1)
Accelerated stock options	—	—	—		—	—	(2)
COBRA Premiums	—	—	10,000		—	10,000	(3)
Accrued Vacation Pay	50,000	50,000	50,000		50,000	50,000

Totals:	$50,000	$50,000	$435,000		$50,000	$760,000

(1)	Represents the amount of severance to which Mr. Brunner would be entitled upon a termination without cause on January 3, 2009, the last day of the last fiscal year, under his employment agreement.
(2)	The exercise price of all of Mr. Brunner’s unvested options exceeded the closing price of our common stock on January 2, 2009.
(3)	Represents twelve months of COBRA premiums for Mr. Brunner and his eligible dependents.

Theodore Upland

We entered into an employment offer letter with Theodore Upland, our Vice President, Chief Financial Officer, Treasurer and Secretary, on November 6, 2008. Pursuant to the offer letter, if we terminate the employment of Mr. Upland without cause, he will be entitled to receive severance pay for six months payable in installments pursuant to the Company’s regular bi-weekly payroll. The offer letter also provides that if in the three-month period prior to a change of control of the Company or in the twelve-month period following a change of control in the Company, Mr. Upland decides to terminate his employment, then Mr. Upland will be paid six months severance, payable in installments pursuant to the Company’s regular bi-weekly payroll and the Company will continue to pay the employer portion of his benefits through COBRA during the severance period. Mr. Upland’s unvested stock options will immediately vest in full upon a change of control.

Executive benefits and Payments upon termination	Termination due to Death or Disability	Termination for Cause	Termination by Us Other than for Cause		Resignation	Termination following Change in Control
Severance payment	$—	$—	$138,000	(1)	$—	$138,000	(1)
Accelerated stock options	—	—	—		—	—	(2)
COBRA Premiums	—	—	7,000		—	7,000
Accrued Vacation Pay	2,000	2,000	2,000		2,000	2,000

Totals:	$2,000	$2,000	$147,000		$2,000	$147,000

(1)	Represents the amount of severance to which Mr. Upland would be entitled upon a termination without cause on January 3, 2009, the last day of the last fiscal year, under his offer letter payable in installments over six months pursuant to our regular bi-weekly payroll.
(2)	The exercise price of all of Mr. Upland’s options exceeded the closing price of our common stock on January 2, 2009.

Matthew Wilkerson

We entered into a letter agreement with Matthew Wilkerson, our Vice President of Sales and Retail Operations. Pursuant to this letter agreement, if we terminate the employment of Mr. Wilkerson without cause, he will be entitled to receive severance pay for six months payable in installments pursuant to the Company’s regular bi-weekly payroll, and the Company will continue to pay the employer portion of his benefits through COBRA during the severance period and deduct the employee portion from his bi-weekly payments.

Executive benefits and Payments upon termination	Termination due to Death or Disability	Termination for Cause	Termination by Us Other than for Cause	Resignation	Termination following Change in Control
Severance payment	$—	$—	$120,000	$—	$120,000
Accelerated stock options	—	—	—	—	—	(1)
COBRA Premiums	—	—	2,000	—	2,000
Accrued Vacation Pay	32,000	32,000	32,000	32,000	32,000

Totals:	$32,000	$32,000	$154,000	$32,000	$154,000

(1)	The exercise price of all of Mr. Wilkerson’s options exceeded the closing price of our common stock on January 2, 2009.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in the fiscal year ended January 3, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John C. Hansen (1)	$15,000	—	$57,000	—	—	—	$72,000
Hilary Billings (2)	20,000	—	15,000	—	—	—	35,000
Terry Lee (1)	15,000	—	15,000	—	—	—	30,000
Peter Lynch	18,000	—	13,000	—	—	—	31,000
William McDonagh (2)	20,000	—	24,000	—	—	—	44,000
James Peters (2)	15,000	—	18,000	—	—	—	33,000
Lawrence Wilkinson (2)	23,000	—	15,000	—	—	—	38,000

(1)	Messrs. Hansen and Lee resigned as directors in May 2009.
(2)	Ms. Billings and Messrs. McDonagh, Peters and Wilkinson resigned as directors in August 2009.
(3)	Amount reflects the compensation cost for the year ended January 3, 2009 of the director’s options, calculated in accordance with FAS 123R and using a Black-Scholes valuation model. See Note 1 of Notes to Financial Statements found in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, filed with the Securities and Exchange Commission on April 1, 2009, for a discussion of the assumptions made in determining grant date fair value and compensation costs of equity awards.

The following table details information with respect to all options to purchase our common stock held by our non-employee directors outstanding on January 3, 2009:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John C. Hansen	75,000	—	$14.68	2/24/2015
	8,000	—	5.41	1/23/2017
	7,333	667	2.80	3/14/2018

Totals:	90,333	667
Hilary Billings	30,000	—	4.50	1/2/2014
	5,000	—	0.25	6/1/2009
	8,000	—	5.41	1/23/2017
	7,333	667	2.80	3/14/2018

Totals:	50,333	667
Terry Lee	30,000	—	4.50	1/2/2014
	8,000	—	5.41	1/23/2017
	7,333	667	2.80	3/14/2018

Totals:	45,333	667
Peter Lynch	3,000	—	6.13	10/24/2016
	8,000	—	5.41	1/23/2017
	7,333	667	2.80	3/14/2018

Totals:	18,333	667
William McDonagh	30,000	—	7.00	3/3/2014
	8,000	—	5.41	1/23/2017
	7,333	667	2.80	3/14/2018

Totals:	45,333	667
James Peters	8,000	—	6.33	5/15/2017
	7,333	667	2.80	3/14/2018

Totals:	15,333	667
Lawrence Wilkinson	15,000	—	0.60	5/1/2011
	30,000	—	4.50	1/2/2014
	8,000	—	5.41	1/23/2017
	7,333	667	2.80	3/14/2018

Totals:	60,333	667

The grant date fair values of option grants to our directors in fiscal year 2008 are as follows:

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise Price ($)	Grant Date Fair Value ($)
John C. Hansen	3/15/2008	8,000	2.80	$12,000
Hilary Billings	3/15/2008	8,000	2.80	12,000
Terry Lee	3/15/2008	8,000	2.80	12,000
Peter Lynch	3/15/2008	8,000	2.80	12,000
William McDonagh	3/15/2008	8,000	2.80	12,000
James Peters	3/15/2008	8,000	2.80	12,000
Lawrence Wilkinson	3/15/2008	8,000	2.80	12,000

In January 2007, we adopted a new director compensation plan. Under the plan, starting in January 2007, each non-employee director will receive:

•

an annual grant of options to purchase 8,000 shares (to be issued in January of each year, with an exercise price equal to the fair market value on the date of grant and monthly vesting over the 12 months following the date of grant);

•	An annual cash retainer of $10,000; and

•	An annual committee member of $5,000, with the chair of the Compensation Committee receiving $2,500 and the chair of the Audit Committee receiving $5,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Peter Lynch, Hilary Billings and Terry Lee served as members of our Compensation Committee during the last fiscal year. Mr. Lee and Ms. Billings are no longer members of our Compensation Committee as a result of each of their resignations as members of the Board of Directors in May 2009 and August 2009, respectively. None of the members of our Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on the Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in this definitive proxy statement on Schedule 14A for our 2009 Annual Meeting. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

During the fiscal year ended January 3, 2009, the Company’s Compensation Committee was comprised of Peter Lynch, Terry Lee and Hilary Billings, each of whom was an independent director as defined under federal securities laws, including Rule 10A-3(b)(1) under the Exchange Act and the Nasdaq rules. Mr. Lee resigned from the Board of Directors in May 2009 and Ms. Billings resigned from the Board of Directors in August 2009. As a result, only Peter Lynch was a member of the Compensation Committee in 2008 and currently continues on such committee.

This report of the Compensation Committee is not “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and shall not be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing has been furnished by the Compensation Committee.

Peter Lynch, Chairman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of transactions in our prior fiscal year to which we have been a party, in which any of our directors, executive officers, holders of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest, other than compensation and employment arrangements described under “Executive Compensation and Other Information.”

JH Partners, LLC Transactions

Since November 2000, we have leased space on a month-to-month basis for our San Francisco studio facility from JH Partners, LLC, a San Francisco-based private equity firm. John Hansen, the Chairman of the Board of Directors until his resignation as a director in May 2009, is President of JH Partners, LLC. We paid $160,000 in aggregate rental payments under this lease during fiscal year 2008.

Glenhill Special Opportunities Master Fund LLC Transaction

On July 20, 2009, we entered into a Securities Purchase Agreement relating to a private placement of shares of our common stock and a new series of preferred stock, designated Series A 9% convertible preferred stock. Pursuant to the Securities Purchase Agreement, on August 3, 2009, Glenhill Special Opportunities Master Fund LLC, or Glenhill, invested $15 million of additional capital into the company in exchange for a 91.33% ownership stake. Glenhill purchased 15,400,000 shares of our common stock at a purchase price of $0.15 per share and 1,000,000 shares of a new series of Series A 9% convertible preferred stock at a purchase price of $12.69 per share. The key rights, preferences and privileges of the Series A preferred stock are as follows:

Dividends

Holders of the Series A preferred stock are entitled to an annual compounded dividend of 9% on each share of Series A preferred stock, payable in kind at the purchase price of the Series A preferred stock, annually in arrears. In the event that our stockholders do not approve the necessary increase in the number of authorized shares of common stock to permit full conversion of the Series A preferred stock or a default by us on any of the material terms and conditions of the Series A preferred stock, including, without limitation:

•	failing to timely register the resale of the common stock issued in the transaction and the shares of common stock issuable upon conversion of the Series A preferred stock issued in the transaction;

•	if the registration statement does not remain continuously effective;

•	if we fail to timely deliver stock certificates upon conversion of the Series A preferred stock;

•	if we fail to reserve a sufficient number of shares to permit full conversion of the Series A preferred stock;

•	the occurrence of certain bankruptcy related events; or

•	a monetary judgment against us for an amount in excess of $50,000,

the annual dividend rate will automatically increase to 15%.

Conversion

Subject to stockholder approval of the increase in the number of authorized shares of our common stock, the Series A preferred stock will be convertible, at the option of the holder of the Series A preferred stock, into an aggregate of 137,412,019 shares of common stock which, together with the 15,400,000 shares of common stock issued to Glenhill in connection with the transaction, equals 91.33% of our outstanding common stock.

Anti-dilution

The Series A preferred stock is subject to full ratchet anti-dilution protection in connection with future issuances of equity securities, subject to customary exceptions.

Liquidation Preference

The liquidation preference per share of the Series A preferred stock is equal to the purchase price of the Series A preferred stock plus any accumulated but unpaid dividends. However, if our stockholders do not approve the increase in the number of authorized shares of our common stock within 90 days of the closing of the transaction, the liquidation preference per share of the Series A preferred stock will automatically increase to four times such amount and increase in increments of 5% for each month thereafter pro rated daily. A merger, consolidation (other than one in which our stockholders own a majority by voting power of the outstanding shares of the surviving or acquiring corporation), sale of voting control or a sale, lease, transfer or other disposition of all or substantially all of our assets will be deemed to be a liquidation and will entitle the holders of the Series A preferred stock to receive at the closing of such transaction (and at each date after the closing on which additional amounts (such as earn out payments, escrow amounts and other contingent or deferred payments) are paid to stockholders) at their election the greater of: (i) the applicable liquidation preference or (ii) the amount they would be entitled to receive had such holders of Series A preferred stock converted their shares into common stock immediately prior to the closing of the transaction.

Voting Rights

Holders of the Series A preferred stock are entitled to voting rights equal to the number of shares of common stock into which the Series A preferred stock is convertible, on an “as if” converted basis. The holders of the Series A preferred stock will vote together with holders of the common stock as one class on all matters. In addition, some actions, including, without limitation:

•	incurring additional indebtedness;

•	incurring additional liens;

•	amending our charter documents;

•	repurchases of shares of our stock; and

•	paying cash dividends,

will require the consent of the holders of at least 75% of the Series A preferred stock, voting as a separate series.

Redemption

If our stockholders do not approve the increase in the number of authorized shares of our common stock, then on or after August 3, 2010, the holders of the Series A preferred stock will be entitled, in their sole discretion, to require us to redeem their shares of Series A preferred stock at the applicable liquidation preference.

Right of Participation

If we propose to offer equity or equity-like securities to any person (other than in an underwritten public offering), Glenhill will have the right to purchase its pro rata portion of such shares (based on the number of shares which would be outstanding assuming that the stockholders approved the increase in the authorized number of shares of our common stock, on an as-converted and as-exercised basis).

Registration Obligations and Liquidated Damages.

We are obligated to file a registration statement registering the resale of shares of our common stock issued pursuant to the Securities Purchase Agreement and issuable upon conversion of the Series A preferred stock. If:

•	the registration statement is not timely filed, or declared effective within the time frame described;

•	the registration statement is suspended other than as permitted in the registration rights agreement;

•	after effectiveness, the registration statement ceases to remain continuously effective for ten consecutive calendar days or fifteen calendar days in any twelve month period; or

•	we fail to make current public information available,

we are obligated to pay holders of registrable securities additional cash fees. The cash fees are equal to 2% of the aggregate purchase price pursuant to the Securities Purchase Agreement for any unregistered registrable securities then held by the holder for each month in which we fail to take these actions, subject to a maximum of $1.5 million. These liquidated damages will be pro rated for partial months. These liquidated damages will also accrue interest at a rate of 18% per year if we fail to make such payments within seven days.

In connection with the Securities Purchase Agreement, the Board of Directors approved an amendment, dated as of July 17, 2009, to the Rights Agreement, dated as of May 23, 2006, between us and American Stock Transfer & Trust Company, LLC, as Rights Agent, as previously amended, in order to prevent the execution of the Securities Purchase Agreement or the consummation of the transactions contemplated in the Securities Purchase Agreement from triggering the ability to exercise any rights under the Rights Agreement.

In connection with the Securities Purchase Agreement, we terminated our 2004 Equity Incentive Award Plan, as amended, or the 2004 Plan. All awards outstanding under the 2004 Plan accelerated and terminated on September 3, 2009. Each participant in the 2004 Plan had the right to exercise such awards prior to their termination.

In connection with the Securities Purchase Agreement, we also entered into a Second Amendment to Loan Agreement and Waiver with Wells Fargo Retail Finance, LLC. This amendment amends our Loan, Guaranty and Security Agreement dated as of February 2, 2007. The material terms of the amendment are:

•	removing the optional revolver increase of $5 million;

•	changing the borrowing base to 85% of net liquidation value from 90%;

•	lowering the eligible in-transit inventory included in the borrowing base to $1 million from $3 million;

•	increasing the margins that we pay on borrowings;

•	increasing letter of credit costs;

•	increasing the unused line fee;

•	increasing the minimum excess availability from $1 million to $1.5 million;

•	a release of all claims against Wells Fargo Retail Finance, LLC; and

•	a consent by Wells Fargo Retail Finance, LLC to the transactions with Glenhill.

Prior to the closing of the investment transaction, the Board of Directors was composed of Hilary Billings, Ray Brunner, Peter Lynch, William McDonagh, James Peters and Lawrence Wilkinson. At the closing of the transaction, Ms. Billings and Messrs. McDonagh, Peters and Wilkinson resigned from the Board of Directors. In accordance with our bylaws for filling board vacancies, the remaining board members, Messrs. Brunner and Lynch, appointed Glenn J. Krevlin, David Rockwell and William Sweedler to serve as directors of the Company effective at the closing of the transaction. Messrs. Krevlin, Rockwell and Sweedler have been designated by Glenhill. In addition, the size of the Board of Directors was reduced to five.

On September 14, 2009, we entered into a letter agreement with Glenhill delaying our requirement to file a registration statement and waiving any cash payments or increases in the dividend rights of the Series A 9% convertible preferred stock that would otherwise arise from our failure to file the registration statement as originally contemplated.

We believe that the terms of the transactions set forth above were no less favorable to us than terms we could have obtained from unaffiliated third parties.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements generally require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

The Audit Committee or the Board of Directors reviews all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee or the Board of Directors. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the Audit Committee or the Board of Directors intends to review such transactions on a case by case basis. In addition, the Compensation Committee and/or the Board of Directors will review and approve all compensation-related policies involving our directors and executive officers.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE COMPANY’S

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Board of Directors has unanimously approved, subject to stockholder approval, an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to (i) increase the number of authorized shares of common stock by 170,000,000 shares to 200,000,000 shares; (ii) decrease the number of authorized shares of preferred stock by 8,800,000 shares to 1,200,000 shares; and (iii) declassify the Company’s Board of Directors as of the Annual Meeting. The Board of Directors is now seeking stockholder approval of this amendment. If this proposal is approved, promptly after the Annual Meeting, the Company will file a Certificate of Amendment setting forth the amendment with the Secretary of State of the State of Delaware. The amendment will be effective immediately upon acceptance of filing by the Secretary of State of the State of Delaware.

To accomplish such increase in the authorized shares of common stock and such decrease in the authorized shares of preferred stock, the Board of Directors proposes that Article Fourth of the current Amended and Restated Certificate of Incorporation, as amended, be amended and restated to read in its entirety as follows:

“FOURTH:  The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.001 per share (“Common Stock”) and Preferred Stock, par value $0.001 per share (“Preferred Stock”). The total number of shares the Corporation shall have the authority to issue is two hundred one million two hundred thousand (201,200,000) shares, two hundred million (200,000,000) shares of which shall be Common Stock and one million two hundred thousand (1,200,000) shares of which shall be Preferred Stock.

(1)     Common Stock.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock or any series. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of the Corporation will be entitled to receive ratably all assets of the Corporation available for distribution to stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

(2)     Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series by resolution or resolutions, to determine and fix such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation.”

To accomplish the declassification of the Board of Directors, the Board of Directors proposes that Article Fifth of the current Amended and Restated Certificate of Incorporation, as amended, be amended and restated to read in its entirety as follows:

“FIFTH: (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors having that number of directors set out in the Bylaws of the Corporation as adopted or as set forth from time to time by a duly adopted amendment thereto by the Board of Directors or stockholders of the Corporation.

(2)     No director (other than directors elected by one or more series of Preferred Stock) may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the affirmative vote of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

(3)     The directors of the Corporation, other than directors elected by one or more series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors (other than directors elected by one or more series of Preferred Stock) constituting the entire Board of Directors. Each director (other than directors elected by one or more series of Preferred Stock) shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2005 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 2006 annual meeting and directors initially designated as Class III directors shall serve for a term ending on the date of the 2007 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. If the number of directors (other than directors elected by one or more series of Preferred Stock) is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, the directors shall cease to be divided into classes as of the Corporation’s annual meeting of stockholders held in or for 2009, and, as a result, directors elected at the Corporation’s annual meeting of stockholders in or for 2009 shall serve a one-year term expiring as of the 2010 annual meeting. At each annual meeting of stockholders after the 2009 annual meeting, all directors shall be up for election at each annual meeting to serve a one-year term until the next annual meeting. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors (other than directors elected by one or more series of Preferred Stock) may be filled solely by a vote of a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and each director so elected shall hold office for a term that shall coincide with the remaining term of the class to which such director shall have been elected. Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this Article FIFTH unless otherwise provided for in the certificate of designation for such classes or series.”

Background to Proposal 2

The Company completed an initial public offering of its common stock in June 2004 with net proceeds of approximately $31.8 million and sold 100,000 shares of its common stock to the public in March 2005 with net proceed of approximately $0.9 million. Realizing that additional working capital would be hard to find, the Company’s management and Board of Directors has taken and continues to take numerous actions to control and reduce the Company’s operating expenses and planned expansion.

Starting in the latter part of 2008, general worldwide market and economic conditions have been unprecedented and challenging with tighter credit conditions and recession in most major economies continuing into 2009. Continued concerns about the systemic impact of potential long-term and wide-spread recession, the subprime lending crisis, general credit market crisis, collateral effects on the finance and banking industries, volatile energy costs, inflation, slower economic activity, decreased consumer confidence, reduced corporate profits and capital spending have contributed to increased market volatility and diminished expectations for western and emerging economies. These conditions have had a material adverse effect on retailers in general. The home furnishing industry has been particularly hard hit, and the Company has experienced its effects. The recent economic crisis has adversely impacted the Company’s customers’ discretionary spending. Because consumer purchases of discretionary items, such as the Company’s products, tend to decline during recessionary periods, when disposable income is lower, the Company’s sales have been and will continue to be adversely affected by the downturn in economic conditions. Fewer customers are shopping at the Company’s studios, through its website or through the Company’s catalog. As a result, sales of our products have been and may continue to be adversely affected by the current unfavorable market and economic conditions.

The Company’s net sales consist of studio sales, online sales, phone sales, other sales and shipping and handling fees, net of actual and estimated returns by customers. Studio sales consist of sales of merchandise to customers from orders placed at the Company’s studios and sales at the Company’s DWR: Tools for Living stores, online sales consist of sales of merchandise from orders placed through the Company’s website, phone sales consist of sales of merchandise through the toll-free numbers associated with the Company’s printed catalogs, and other sales consist of warehouse sales and outlet sales. Warehouse sales consist of periodic clearance sales at the Company’s fulfillment center of product samples and returned product from the Company’s customers. Outlet sales consist of sales at the Company’s outlets of product samples, returned product from the Company’s customers and to a lesser degree full price product. Shipping and handling fees consist of amounts the Company charges customers for the delivery of merchandise. In the first six months of 2008, net sales had increased 1.4% from the prior comparable period in 2007. However, in the remainder of 2008 due to the recession, net sales decreased 16.1% from the prior comparable period that resulted in annual net sales decreasing approximately $15 million, or 7.8%, to approximately $178.9 million in 2008, compared to approximately $193.9 million in 2007. The aggregated decrease in net sales is primarily comprised of a decrease of approximately $4.3 million, or 3.4%, in studio sales, a decrease of approximately $5.2 million, or 18.1%, in online sales, a decrease of approximately $3.8 million, or 19.9%, decrease in phone sales, and an approximately $1.7 million decrease in shipping and handling fees. The decrease in the combined net sales of the Company’s three sales points (studio, online and phone) is related, in part, to a 7.9% decrease in the number of orders and 5.1% decrease in the number of units of shipped merchandise due to the impact of the unfavorable economy in the later part of 2008. Net sales decreased $12.8 million, or 27.4%, in the first quarter 2009 from the first quarter of 2008, and net sales decreased $29.2 million, or 31.0%, in the twenty-six weeks ended July 4, 2009 from the comparable period in 2008. The decrease in the combined net sales of the Company’s three sales points (studio, online and phone) in the twenty-six weeks ended July 4, 2009 is related to a 10% decrease in the number of units of merchandise shipped, a decrease in prices due to an increase in promotional discounts and a change in product mix to a relative higher volume of lower priced merchandise.

The Company had working capital of $9.5 million as of January 3, 2009, a decrease from $24.2 million as of December 29, 2007. This decrease was largely the result of increased borrowings under the Company’s line of credit with Wells Fargo Retail Finance, LLC, or Wells Fargo. The borrowings were primarily used for the purchase of property and equipment, as well as for financing ongoing operations. Net cash used in operating activities was $3.6 million in 2008 compared to $5.1 million provided by operating activities in 2007 with the difference primarily attributable due to net losses from operations in 2008 resulting from decreased sales in the second half of 2008 and higher selling, general and administrative expenses. As of January 3, 2009, the Company had $10.1 million in working capital resources for future cash needs, comprised of approximately $8.7 million in cash and cash equivalents and approximately $1.4 million available for advances under the Company’s line of credit. The Company continued to incur significant operating losses through the first half of 2009, and working capital was $0.8 million as of July 4, 2009. Additionally, as of July 4, 2009, the Company’s working capital resources for future cash needs had decreased to $2.9 million, comprised of approximately $0.5 million in cash and cash equivalents and approximately $2.4 million in availability under the Company’s working capital line of credit.

In response to lower sales following the economic downturn and resulting losses from operations in 2008, the Company undertook several initiatives to lower its expenses to better match the forecasted reduction in revenues and improve liquidity in the fourth quarter of 2008 and 2009. The Company restructured certain real estate lease contracts, reduced marketing and catalog expenses primarily by reducing the number of planned catalog mailings and the number of pages per catalog, delayed implementation of a new ERP system, renegotiated certain support contracts related to software maintenance and telecommunications, and lowered outside contractor fees as well as headcount in all areas of the Company. The Company reduced selling, general and administrative expenses by approximately $8.1 million in the first half of 2009 excluding charges for impairment and future lease liabilities of $2.3 million, and expects reduced selling, general and administrative expenses of approximately $10 million in the remainder of 2009 from the prior comparable periods in 2008. The Company also reduced inventory levels significantly from year-end 2008 levels to generate additional liquidity. However, at July 4, 2009 there were insufficient assets that could be liquidated to support ongoing operational losses. Despite these efforts to lower expenses, management and the Board of Directors realized that, if the Company failed to generate sales and margins at forecasted levels or did not obtain additional equity financing, it was highly unlikely that the Company would be able to maintain sufficient liquidity to continue as a going concern.

In January of 2009, the Company received an unsolicited request from a third party to discuss strategic alternatives. The Board of Directors discussed the financial condition of the Company, its strategic initiatives, its strategic alternatives and third parties that may be interested in a strategic transaction with the Company. The Board of Directors determined that it was possible that one or more existing stockholders of the Company may be interested in making an offer to acquire the Company. The Board of Directors established a Special Committee comprised of disinterested directors, Peter Lynch, William McDonagh and James Peters, to pursue strategic alternatives. The Special Committee hired its own advisors, including Thomas Weisel Partners, to assist in its efforts and deliberations. The Company also issued a press release announcing its intention to pursue strategic alternatives.

Beginning on February 2, 2009, Thomas Weisel Partners commenced marketing efforts. During these efforts, Thomas Weisel Partners contacted over 120 parties, including 8 existing investors, 34 strategic partners and 82 financial sponsors. These marketing efforts resulted in four initial indications of interest from third parties for a potential acquisition of the Company. All four third parties attended formal management presentations as part of their due diligence. Following these management presentations, the Company received no offers for a sale of the Company and only one offer for a small minority investment of approximately $5 million. The Special Committee continued to believe that a larger strategic transaction was in the best interests of the Company and its stockholders and instructed Thomas Weisel Partners to continue to solicit interest in an acquisition of the Company.

In addition to its equity capital, the Company also has a line of credit with Wells Fargo. On February 2, 2007, the Company entered into a Loan, Guaranty and Security Agreement, or Loan Agreement, with Wells Fargo. The Loan Agreement provides for an initial overall credit line up to $20 million. The Loan Agreement consists of a revolving credit line and letters of credit up to $5 million. The amount that the Company may borrow at any time under the Loan Agreement is based upon a percentage of eligible inventory and accounts receivable less certain reserves. Advance rates under the credit line are, in part, determined by third party appraisals of the net liquidation value of the Company’s inventories. Borrowings are secured by the right, title and interest to all of the Company’s personal property, including cash, accounts receivable, inventory, equipment, fixtures, general intangibles and intellectual property. The Loan Agreement contains various restrictive covenants, including minimum availability, which is the amount the Company may borrow under the Loan Agreement.

In the fourth quarter of 2008 and the first quarter of 2009, Wells Fargo commissioned appraisals determined that the net liquidation value of the Company’s inventories had declined due to general market conditions and, as a result, the Company’s advance rates were reduced. This restricted the availability of borrowings under the Loan Agreement. The possibility existed that the availability of borrowings would continue to decrease if general market conditions declined further. In addition, Wells Fargo increased discretionary reserves by $1.5 million in the first quarter of 2009, thereby further reducing the Company’s access to cash.

In light of the Company’s operating results in April of 2009 and continuing challenges in the economic environment in general and the retail market specifically, Wells Fargo informed the Company on May 13, 2009 that it expected a capital infusion of $10 million to $15 million to maintain the line of credit. Wells Fargo had also commissioned a new inventory valuation that was due by the end of May. Wells Fargo had informed the Company that, consistent with the last two inventory valuations, Wells Fargo anticipated adding additional reserves on the line of credit or possibly imposing a lower advance rate after the inventory valuation. If the appraisal was lower, the Company’s credit would have further shrunk as of June 1, 2009 due to the lower advance rate. Wells Fargo also informed the Company that it would insert a work out specialist at the Company and prepare the Company for bankruptcy. The Company received a notice from Wells Fargo on May 29, 2009 reiterating some of these requests.

Another division of Wells Fargo, Wells Merchant Services Group, handles the Company’s credit card processing. Wells Merchant Services Group informed the Company that it was considering adding a reserve against the Company’s receivables of $2 million. Wells Fargo Merchant Services Group never imposed these additional reserves because of discussions with the Company indicating that a transaction was likely. If at any time Wells Fargo Merchant Services Group felt that a transaction was not likely, it would have put these additional reserves in place immediately. Other than the Loan Agreement, the Company does not have any significant available credit, bank financing or other external sources of liquidity.

Given the Company’s worsening financial condition, the Special Committee shifted its focus from a sale of the Company to a private placement or other financing transaction. The Special Committee directed Thomas Weisel Partners to contact potential minority investors who previously expressed an interest in alternative financing solutions during the strategic alternatives process. This effort resulted in two offers. One offer was from Glenhill Special Opportunity Fund LLC, or Glenhill. The other offer was for a smaller investment.

The Special Committee met to evaluate the two offers. The Special Committee determined that neither offer was from an entity affiliated with any members of the Board of Directors of the Company and that the Board of Directors should evaluate the two proposals. The Board of Directors subsequently convened a special meeting to evaluate the two proposals. At a meeting of the Board of Directors held on May 21, 2009, the Board of Directors discussed the financial condition of the Company, the efforts by Thomas Weisel Partners to solicit interest in a strategic transaction and the two financing proposals received by the Company. Members of management also presented a liquidation analysis to the Board of Directors. The Board of Directors concluded that, in all likely scenarios, the Company’s existing equity would have no value in a bankruptcy proceeding.

The proposal that was ultimately declined by the Company, or Proposal B, proposed an initial investment of $6 million in exchange for an approximately 20% ownership stake and a subsequent $4 million investment, if necessary, and subject to satisfactory progress on proposed restructuring initiatives. These restructuring initiatives included, without limitation, limiting the Company’s sales channels to retail sales and eliminating catalogue and phone sales, reformatting the Company’s internet site, closing certain studios, discontinuing “Tools for Living,” discontinuing the Company’s efforts in the kitchen and bath markets, concentrating the Company’s vendors and brands (beginning with significant concentration with the Proposal B sponsor), relocating the Company’s distribution centers, outsourcing certain logistical functions and expanding the Company’s efforts in Europe. Proposal B also contemplated a proposed partnership agreement between the Company and the sponsor of Proposal B.

In evaluating the two proposals presented to the Company, the Special Committee and the Board of Directors determined that there were material weaknesses with Proposal B. These weaknesses included:

•

the lower size of the investment which was insufficient to satisfy Wells Fargo’s expectation of a capital infusion of $10 million to $15 million to maintain the line of credit or to supply sufficient capital in accordance with the Company’s projections;

•	concerns regarding the financial resources of the sponsor of Proposal B both with respect to the initial investment and with respect to any future capital requirements of the Company;

•	examples of other proposed investments in the same industry as the Company by the sponsor of Proposal B where the transaction did not close;

•	the lack of specificity in the initial proposal regarding the commercial, sourcing and supply agreement that would be a condition to the Company receiving any funding;

•

the requirement that there be no material adverse change in the Company’s relationship with Wells Fargo between the date the Company agreed to Proposal B and the date of the closing of a transaction combined with the fact that the sponsor of Proposal B was unwilling or unable to invest sufficient capital for the Company to repay Wells Fargo in full;

•

the likelihood of closing a transaction with the sponsor of Proposal B at all and the sponsor’s requirement of a non-solicitation or “no-shop” period during which the Company would suspend solicitation of any competing proposals;

•	the proposed restructuring plans and their likely effects on the Company’s long-term success;

•	the proposed European roll out by the Company, the execution and other risks associated with it and the fact that it reverses the Company’s recent strategy to reduce its European operations; and

•	the conditions and execution risk associated with additional funding.

The preceding discussion of the information and factors considered by the Board of Directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the alternative transactions and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board of Directors, but rather, the Board of Directors conducted an overall analysis of the factors described above, including discussions with and questioning of the Company’s senior management and legal and financial advisors.

The Board of Directors then instructed Thomas Weisel Partners to continue negotiations with Glenhill and attempt to obtain the best terms obtainable and maximize the value of the Company. Negotiations continued with Glenhill. The Board of Directors again met on May 26, 2009 and discussed the negotiations with Glenhill. At this meeting, the Board of Directors approved the term sheet with Glenhill. Several factors that contributed to the terms of the transaction included, among other matters, adverse economic conditions and a weak investment environment, the Company’s critical need for additional operating capital in a short time period, the lack of alternative sources of funding on more favorable terms and the macroeconomic, industry and retailer industry-specific, development and execution risks that are inherent in the Company’s business plans. The Board of Directors also discussed the Company’s perilous financial condition and the harm that would be caused to the Company’s business by the delay inherent in seeking stockholder approval for the transaction. The Company entered into the term sheet with Glenhill. The term sheet included a customary exclusivity covenant for a 45 day duration.

On May 29, 2009, the Company submitted a letter to The NASDAQ Global Market, or Nasdaq, requesting approval of a financial viability exception for the proposed transaction with Glenhill that would otherwise require stockholder approval under: (1) Rule 5635(d) of The NASDAQ Marketplace Rules because the issuance would exceed 20% of the pre-transaction shares outstanding at a discount to the Company’s market value and (2) Rule 5635(b) of The NASDAQ Marketplace Rules because the issuance would result in a change of control of the Company. The Company also sought approval of an exemption from Rule 5640 of The NASDAQ Marketplace Rules with respect to the voting features of the proposed preferred stock. On June 5, 2009, Nasdaq requested additional information to evaluate the Company’s request. On June 10, 2009, the Company provided the requested information. On June 18, 2009, Nasdaq informed the Company that it was denying the Company’s request. Nasdaq cited a number of factors including the dilutive nature of the transaction, the discount to the trading price of the Company’s common stock and the belief by Nasdaq that the Company would not be able to meet the continued listing requirements for a sufficient period of time following the closing of the transaction.

On June 24, 2009, the Board of Directors of the Company met to discuss the financial condition of the Company and the current status of the proposed transaction. At the meeting, the Board of Directors discussed a potential immediate delisting of the Company’s common stock even if a transaction could not be negotiated with Glenhill or any other investor. At the meeting, the Board of Directors discussed, among other factors:

•

The average daily trading volume of the Company’s common stock on Nasdaq for the last twelve months was approximately 18,014 shares, which is approximately 0.124% of the Company’s outstanding shares of common stock;

•	Delisting was consistent with the Company’s overall strategy to conserve resources and improve cost-effectiveness as the benefits of maintaining a Nasdaq listing had declined;

•

Considering the limited trading volume and low trading prices on Nasdaq, a listing on Nasdaq did not justify the expense and administrative burden associated with maintaining such listing. The decision to voluntarily delist would eliminate listing fees and result in reduced expenses associated with compliance efforts, such as professional fees and administrative costs;

•	The Company had found limited capital available to it in the public equity markets and restrictions imposed on raising additional capital had proven challenging for the Company; and

•

Although the Company had not received formal notice from Nasdaq that it had failed to comply with applicable continued listing standards, the Company faced a number of challenges in complying with such continued listing requirements going forward. The Company had struggled to maintain compliance with the minimum required bid price of $1.00 per share. Given the Company’s need for additional working capital and its current market capitalization, it would also have difficulty maintaining compliance with the minimum public float requirement.

The preceding discussion of the information and factors considered by the Board of Directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board of Directors, but rather, the Board of Directors conducted an overall analysis of the factors described above, including discussions with and questioning of the Company’s senior management and legal and financial advisors.

On June 25, 2009, the Company notified Nasdaq of its decision to delist and issued a press release. The Company continued its negotiations of a potential transaction with Glenhill. On July 1, 2009, the Company received initial drafts of the transaction documents from counsel for Glenhill. Between July 1, 2009 and July 20, 2009, representatives of the Company and Glenhill negotiated the various transaction documents. On July 6, 2009, the Company filed with the Securities and Exchange Commission and Nasdaq a Form 25 relating to the delisting of its common stock. Trading in the Company’s common stock was suspended by Nasdaq effective at the open of business on July 6, 2009, and official delisting of its common stock became effective on July 16, 2009.

On July 20, 2009, the Company entered into the Securities Purchase Agreement with Glenhill relating to the private placement of shares of its common stock and a new series of preferred stock, designated Series A 9% convertible preferred stock. The closing of the transactions was subject to a number of closing conditions. The Company extended the exclusivity period with Glenhill and, for the first time, agreed to a termination fee of $500,000 payable under certain circumstances if it did not complete the transaction with Glenhill. On July 20, 2009, the Company also filed an Information Statement on Schedule 14f-1 and a Current Report on Form 8-K publicly disclosing the transactions with Glenhill.

On July 29, 2009, Almond Ventures LLC, or Almond, had discussions with the Company and its financial advisors regarding the proposed transactions and its potential interest in leading an alternative transaction. Almond was informed of the imminent closing with Glenhill. On July 30, 2009, the Company received a proposal from Almond for a financing of the Company. Pursuant to the Almond proposal, the Company would immediately receive $4 million through a senior secured convertible bridge note. The Company would then conduct a registered rights offering for up to $10 million at a price of $0.08 per share. Almond would commit to invest at least $5 million in the rights offering, but could have converted the principal amount of the bridge loan in satisfaction of a portion of this amount. The Board of Directors reviewed the proposal from Almond and noted, among other matters, the following:

•

Pursuant to the Securities Purchase Agreement, the Company would raise an aggregate of $15 million through the sale of 15,400,000 shares of common stock and preferred stock convertible into approximately 137,412,019 shares of common stock. Therefore, $15 million purchased 152,812,019 common stock equivalents, which represents a price per share of $0.098. The Almond proposal was at a price per share of $0.08.

•

The Company’s projections showed that the Company needed to raise $15 million to have sufficient cash to sustain its business. In addition, the Company’s primary lender had indicated that it would no longer maintain the Company’s line of credit unless the Company raised $15 million. The Almond proposal only committed to a raise of $5 million with the potential to raise up to $10 million. Even at the upper end of the range, this was significantly short of the Company’s financing requirements.

•

The Almond proposal contemplated that the Company complete a registered rights offering to the Company’s stockholders. It would be time consuming and expensive to prepare the necessary disclosure documents. For this time and expense, the Almond proposal only committed that the Company would raise an additional $1 million. The Company’s transaction expenses would represent a significant percentage of this amount.

•

The Company did not have sufficient authorized shares of common stock to offer $10 million at $0.08 per share. Therefore, the Company would need to hold a stockholders meeting and increase its authorized shares of common stock prior to commencing the registered rights offering. This would create further delay before the Company raised any capital in excess of the initial $4 million.

•

The Almond proposal contained a condition that the Company not pay a termination fee to Glenhill. The Company was contractually obligated to pay a termination fee to Glenhill. Therefore, there was no guarantee that the Almond proposal had any likelihood of actually closing.

•	The Almond proposal did not include any indication of the source of funds or whether Almond had the resources to actually complete the transaction.

•

Almond was proposing to structure the initial investment as a loan. The secured loan described in the Almond proposal would require the consent of Wells Fargo, thereby introducing additional risk that the proposed transaction would either never close or be delayed beyond an acceptable length of time.

•	The transaction would be subject to mutually agreed documentation. This introduced additional risk that the transaction would never be consummated or be delayed beyond an acceptable length of time.

The preceding discussion of the information and factors considered by the Board of Directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the Almond proposal and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board of Directors, but rather, the Board of Directors conducted an overall analysis of the factors described above, including discussions with and questioning of the Company’s senior management and legal and financial advisors. The Company informed Almond of its decision on July 31, 2009.

Pursuant to the Securities Purchase Agreement, on August 3, 2009, Glenhill invested $15 million of additional capital into the company in exchange for a 91.33% ownership stake. Glenhill purchased 15,400,000 shares of the Company’s common stock at a purchase price of $0.15 per share and 1,000,000 shares of a new series of Series A 9% convertible preferred stock at a purchase price of $12.69 per share. The Series A preferred stock will be convertible, at the option of the holder of the Series A preferred stock, into an aggregate of 137,412,019 shares of common stock as described in “Conversion” below.

On August 4, 2009, the Company received a second proposal from Almond for a financing of the Company. Pursuant to the second Almond proposal, the Company would immediately receive $4 million through a senior secured convertible bridge note. The Company would then conduct a registered rights offering for up to $15 million at a price of $0.20 per share, with at least $10 million of this amount committed. As the Company had already completed the transaction with Glenhill, no action was taken with respect to this second proposal.

The Company is now seeking stockholder approval to amend its Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of its common stock by an additional 170,000,000 shares from 30,000,000 to 200,000,000 to allow for conversion of the outstanding shares of Series A preferred stock sold pursuant to the Securities Purchase Agreement into common stock. In addition, the Company also seeks to amend its Amended and Restated Certificate of Incorporation, as amended, to (i) decrease the authorized number of shares of its preferred stock by 8,800,000 shares from 10,000,000 to 1,200,000 because the Company does not foresee a need for this extra preferred stock and (ii) to declassify its Board of Directors because the Company does not foresee a need for a classified Board of Directors given its current stockholder base.

The key rights, preferences and privileges of the Series A preferred stock are as follows:

Dividends

Holders of the Series A preferred stock are entitled to an annual compounded dividend of 9% on each share of Series A preferred stock, payable in kind at the purchase price of the Series A preferred stock, annually in arrears. In the event that the Company’s stockholders do not approve the necessary increase in the number of authorized shares of common stock to permit full conversion of the Series A preferred stock or a default by the Company on any of the material terms and conditions of the Series A preferred stock, including, without limitation:

•	failing to timely register the resale of the common stock issued in the transaction and the shares of common stock issuable upon conversion of the Series A preferred stock issued in the transaction;

•	if the registration statement does not remain continuously effective;

•	if the Company fails to timely deliver stock certificates upon conversion of the Series A preferred stock;

•	if the Company fails to reserve a sufficient number of shares to permit full conversion of the Series A preferred stock;

•	the occurrence of certain bankruptcy related events; or

•	a monetary judgment against the Company for an amount in excess of $50,000,

the annual dividend rate will automatically increase to 15%.

Conversion

Subject to stockholder approval of the increase in the number of authorized shares of the Company’s common stock, the Series A preferred stock will be convertible, at the option of the holder of the Series A preferred stock, into an aggregate of 137,412,019 shares of common stock which, together with the 15,400,000 shares of common stock issued to Glenhill in connection with the transaction, equals 91.33% of the Company’s outstanding common stock. The conversion price of the Series A preferred stock is $0.09235, subject to adjustment as described in the Certificate of Designation of Preferences, Rights and Limitations of Series A 9% Convertible Preferred Stock to the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 3, 2009.

Anti-dilution

The Series A preferred stock is subject to full ratchet anti-dilution protection in connection with future issuances of equity securities, subject to customary exceptions.

Liquidation Preference

The liquidation preference per share of the Series A preferred stock is equal to the purchase price of the Series A preferred stock plus any accumulated but unpaid dividends. However, if the Company’s stockholders do not approve the increase in the number of authorized shares of the Company’s common stock within 90 days of the closing of the transaction, the liquidation preference per share of the Series A preferred stock will automatically increase to four times such amount and increase in increments of 5% for each month thereafter pro rated daily. A merger, consolidation (other than one in which the Company’s stockholders own a majority by voting power of the outstanding shares of the surviving or acquiring corporation), sale of voting control or a sale, lease, transfer or other disposition of all or substantially all of the Company’s assets will be deemed to be a liquidation and will entitle the holders of the Series A preferred stock to receive at the closing of such transaction (and at each date after the closing on which additional amounts (such as earn out payments, escrow amounts and other contingent or deferred payments) are paid to stockholders) at their election the greater of: (i) the applicable liquidation preference or (ii) the amount they would be entitled to receive had such holders of Series A preferred stock converted their shares into common stock immediately prior to the closing of the transaction.

Voting Rights

Holders of the Series A preferred stock are entitled to voting rights equal to the number of shares of common stock into which the Series A preferred stock is convertible, on an “as if” converted basis. The holders of the Series A preferred stock will vote together with holders of the common stock as one class on all matters. In addition, some actions, including, without limitation:

•	incurring additional indebtedness;

•	incurring additional liens;

•	amending the Company’s charter documents;

•	repurchases of shares of the Company’s stock; and

•	paying cash dividends,

will require the consent of the holders of at least 75% of the Series A preferred stock, voting as a separate series.

Redemption

If the Company’s stockholders do not approve the increase in the number of authorized shares of its common stock, then on or after August 3, 2010, the holders of the Series A preferred stock will be entitled, in their sole discretion, to require the Company to redeem their shares of Series A preferred stock at the applicable liquidation preference.

Right of Participation

If the Company proposes to offer equity or equity-like securities to any person (other than in an underwritten public offering), Glenhill will have the right to purchase its pro rata portion of such shares (based on the number of shares which would be outstanding assuming that the stockholders approved the increase in the authorized number of shares of the Company’s common stock, on an as-converted and as-exercised basis).

Registration Obligations and Liquidated Damages.

The Company is obligated to file a registration statement registering the resale of shares of its common stock issued pursuant to the Securities Purchase Agreement and issuable upon conversion of the Series A preferred stock. If:

•	the registration statement is not timely filed, or declared effective within the time frame described;

•	the registration statement is suspended other than as permitted in the registration rights agreement;

•	after effectiveness, the registration statement ceases to remain continuously effective for ten consecutive calendar days or fifteen calendar days in any twelve month period; or

•	the Company fails to make current public information available,

the Company is obligated to pay holders of registrable securities additional cash fees. The cash fees are equal to 2% of the aggregate purchase price pursuant to the Securities Purchase Agreement for any unregistered registrable securities then held by the holder for each month in which the Company fails to take these actions, subject to a maximum of $1.5 million. These liquidated damages will be pro rated for partial months. These liquidated damages will also accrue interest at a rate of 18% per year if the Company fails to make such payments within seven days.

Vote Required for Approval

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock, voting as a separate class, the holders of a majority of the outstanding shares of the Company’s Series A preferred stock, voting as a separate class, and the holders of a majority of the outstanding shares of the Company’s common stock and Series A preferred stock, voting together as a single class on an as converted into common stock basis, is required for approval of the proposed amendment to the Amended and Restated Certificate of Incorporation, as amended.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, as described in this Proposal 2.

PROPOSAL 3

APPROVAL OF THE ADOPTION OF THE

COMPANY’S 2009 EQUITY INCENTIVE AWARD PLAN

General

At the Annual Meeting, stockholders will be asked to approve the Design Within Reach, Inc. 2009 Equity Incentive Award Plan, or the 2009 Plan, which was adopted, subject to stockholder approval, by the Board of Directors on September 17, 2009.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2009 Plan are an important attraction, retention and motivation tool for participants in the plan. Following the termination of the Company’s 2004 Equity Incentive Award Plan in August 2009, the Company currently does not have authority to grant awards under any equity incentive plans.

Summary Description of the 2009 Performance Incentive Plan

The principal terms of the 2009 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2009 Plan, which appears as Appendix B to this Proxy Statement.

Purpose.  The purpose of the 2009 Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for it to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders.

Administration.  The Company’s Board of Directors or one or more committees appointed by its Board of Directors will administer the 2009 Plan. The Board of Directors has delegated general administrative authority for the 2009 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2009 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2009 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify or waive the Company’s rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•

to (1) amend any outstanding stock option or stock appreciation right award to reduce the exercise price or base price of the award; (2) provide for the cancellation or surrender of any outstanding stock option or stock appreciation right award in exchange for cash or other awards for the purpose of repricing the award; or (3) provide for the cancellation or surrender of any outstanding stock option or stock appreciation right award in exchange for an outstanding stock option or stock appreciation right award with an exercise or base price that is less than the exercise or base price of the original award;

•	subject to the other provisions of the 2009 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•	to allow the purchase price of an award or shares of the Company’s common stock to be paid in the form of cash, stock, awards or other property.

Eligibility.  Persons eligible to receive awards under the 2009 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 352 officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s four non-employee directors, are considered eligible under the 2009 Plan.

Authorized Shares;  Limits on Awards.  The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2009 Plan is 10,679,889 shares.

The following other limits are also contained in the 2009 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 10,679,889 shares.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 8,000,000 shares.

•

“Performance-Based Awards” under Article 9 of the 2009 Plan granted to a participant in any one calendar year will not provide for payment of more than (1) in the case of awards payable only in cash and not related to shares, $5,000,000, and (2) in the case of awards related to shares (and in addition to options and stock appreciation rights which are subject to the limit referred to above), 800,000 shares.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2009 Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest or for any other reason are not paid or delivered under the 2009 Plan will again be available for subsequent awards under the 2009 Plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2009 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will be available for subsequent awards under the 2009 Plan. In addition, the 2009 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2009 Plan. The Company may increase the share limit of the 2009 Plan by repurchasing shares of common stock on the market using the cash proceeds received by the Company through the exercise of stock options and from the value of any tax deductions realized by the Company with respect to option exercises.

Types of Awards.  The 2009 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2009 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2009 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2009 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The per share exercise price of an option or the per share base price of a stock appreciation right may, however, be less than the fair market value of a share of the Company’s common stock on the date of grant if the option or stock appreciation right will be treated as a full-value award under the share-counting rules for the 2009 Plan described above.

The other types of awards that may be granted under the 2009 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents or similar rights to purchase or acquire shares, and cash awards.

Performance-Based Awards.  The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code, or Performance-Based Awards. Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2009 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: net earnings (either before or after interest, taxes, depreciation and amortization), net losses, sales or revenue, operating earnings, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, gross or net profit margin, earnings per share, price per share of stock, market share or any combination thereof. The performance measurement period with respect to an award may not exceed ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals.  The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Assumption and Termination of Awards.  Generally, and subject to limited exceptions set forth in the 2009 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination or other reorganization, or a sale of all or substantially all of its assets, all awards then-outstanding under the 2009 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the Administrator provides for the assumption, substitution or other continuation of the award. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2009 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer  Restrictions.  Subject to certain exceptions contained in the 2009 Plan, awards under the 2009 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and, with limited exceptions set forth in the 2009 Plan, are not made for value.

Adjustments.  As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2009 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.  The 2009 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2009 Plan.  The Board of Directors may amend or terminate the 2009 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2009 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the Board of Directors, the authority to grant new awards under the 2009 Plan will terminate on September 16, 2019. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator, but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the 2009 Plan

The U.S. federal income tax consequences of the 2009 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2009 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2009 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2009 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the Company in certain circumstances.

Specific Benefits under the 2009 Performance Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2009 Plan. The Company is not currently considering any other specific award grants under the 2009 Plan. If the 2009 Plan had been in existence in fiscal 2008, the Company expects that its award grants for fiscal 2008 would not have been substantially different from those actually made in that year under the Company’s equity incentive plans then in effect. For information regarding stock-based awards granted to the Company’s named executive officers during fiscal 2008, see the material under the heading “Executive Compensation and Other Information” above.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains three equity compensation plans: the 2004 Equity Incentive Award Plan (the “2004 Plan”), the 1999 Stock Plan (the “1999 Plan”) and the Employee Stock Purchase Plan (the “ESPP”). Each of these plans has been approved by the Company’s stockholders. Stockholders are also being asked to approve a new equity compensation plan, the 2009 Plan, as described above.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options and the number of shares remaining available for future award grants as of January 3, 2009.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)

Equity compensation plans approved by stockholders	2,383,184	[1]	$5.26	2,157,226	[2]
Equity compensation plans not approved by stockholders	N/A		N/A	N/A

Total	2,383,184		$5.26	2,157,226

1  Of these shares, 2,098,814 were subject to options then outstanding under the 2004 Plan, and 284,370 were subject to options then outstanding under the 1999 Plan.

2  Of the aggregate number of shares that remained available for future issuance, 900,874 were available under the 2004 Plan, 541,785 were available under the 1999 Plan and 714,567 were available under the ESPP. The Company’s authority to grant new awards under the 1999 Plan terminated in January 2009, and the Company’s authority to grant new awards under the 2004 Plan terminated in August 2009. The ESPP was suspended in September 2009. This table does not reflect the 10,679,889 additional shares that will be available under the 2009 Plan if stockholders approve the 2009 Plan proposal.

Vote Required for Approval of the 2009 Performance Incentive Plan

The Board of Directors believes that the adoption of the 2009 Plan will promote the interests of the Company and its stockholders and will help the Company continue to be able to attract, retain and reward persons important to our success.

All members of the Board of Directors and all of the Company’s executive officers are eligible for awards under the 2009 Plan and thus have a personal interest in the approval of the 2009 Plan.

Approval of the 2009 Plan requires the affirmative vote of a majority of the common stock and Series A preferred stock present, or represented, and entitled to vote at the Annual Meeting, voting together as a single class on an as converted into common stock basis. Abstentions and “broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR approval of the 2009 Equity Incentive Award Plan as described above and set forth in Appendix B hereto.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Since the composition of the Board of Directors changed on August 3, 2009, the Audit Committee and the Board of Directors have not yet selected the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2010. Grant Thornton LLP has audited the Company’s financial statements since the fiscal year ended December 31, 1999 through the fiscal year ended January 3, 2009. It is anticipated that representatives of Grant Thornton LLP will be present by phone at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information

The fees billed by our independent auditors, Grant Thornton LLP, for fiscal years 2008 and 2007 for professional services are as follows:

	2008	2007
Audit Fees (1)	$777,000	$1,181,000
Audit Related Fees (2)	—	—
Tax Fees (3)	128,000	184,000
All Other Fees (4)	—	—
Total	$905,000	$1,365,000

(1)	Audit Fees include fees for the audit of our annual financial statements for fiscal years 2008 and 2007 included in our annual reports on Form 10-K, the review of our interim period financial statements for fiscal years 2008 and 2007 included in our quarterly reports on Form 10-Q, review of our Form 10-Ks and 10-Qs and related services that are normally provided in connection with regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2008 and 2007.
(3)	Tax Fees include fees for tax compliance, tax advice and tax planning services.
(4)	All Other Fees consist of fees for other permissible work performed by Grant Thornton LLP that is not included within the above category descriptions. There were no such fees incurred during 2008 or 2007.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent auditors be pre-approved by the Audit Committee or the Board of Directors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee or the Board of Directors considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee or the Board of Directors regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During 2008, all services were pre-approved in accordance with these procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of 10% or more of our common stock (“Reporting Persons”) are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. Based solely on our review of such forms received and the written representations of our Reporting Persons, we have determined that no Reporting Person known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except for the following: Ray Brunner, Theodore Upland and Matthew Wilkerson each filed one late Form 4 covering one transaction during fiscal year 2008, and Matthew Wilkerson filed one late Form 3 during fiscal year 2008.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2010 must be received by us no later than [—], 2010, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices no less than 90 days before nor more than 120 days before the one-year anniversary of the 2009 Annual Meeting. Therefore, to be presented at our 2010 annual meeting of stockholders, such a proposal must be received by us no earlier than [—], 2010 and no later than [— ], 2010. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than close of business on the 120 days prior to such annual meeting and not later than the close of business on the later of 90 days in advance of such annual meeting or ten days following the earlier of the date on which notice of the meeting was mailed or on which public announcement of the date of the meeting is first made. All such proposals of stockholders must also satisfy the conditions for such proposals set forth in our amended and restated bylaws. Stockholders are advised to review our amended and restated bylaws, which also specify requirements as to the form and content of a stockholder’s notice.

OTHER MATTERS

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting of Stockholders and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such periodic reports, proxy statements and other information are available for inspection without charge at the public reference room maintained by the Securities and Exchange Commission, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these filings may be obtained from such offices upon the payment of the fees prescribed by the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

Statements contained in this Proxy Statement, or in any document incorporated by reference in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the Securities and Exchange Commission. The Securities and Exchange Commission allows us to “incorporate by reference” into this Proxy Statement documents we have filed with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, filed on April 1, 2009; and

•	Amendment No. 1 to our Annual Report on Form 10-K/A, filed on May 4, 2009, amending our Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

We will provide to each person, including any beneficial owner, to whom a Proxy Statement is delivered, a copy of any of the documents that have been incorporated by reference in this Proxy Statement, at no cost. Any such request may be made by writing or telephoning us at the following address or phone number:

Chief Financial Officer
Design Within Reach, Inc.
225 Bush Street, 20th Floor
San Francisco, California 94104
(415) 676-6500

These documents may also be accessed through our internet website at www.dwr.com under Investors/SEC Filings or as described under “Where You Can Find More Information” above. The information and other content contained on or linked from our internet website are not part of this Proxy Statement.

By Order of the Board of Directors,

Ray Brunner
President and Chief Executive Officer

Dated: [—], 2009

Appendix A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DESIGN WITHIN REACH, INC.

The undersigned, Ray Brunner and Theodore R. Upland, hereby certify that:

1.        They are the duly elected and acting President and Secretary, respectively, of Design Within Reach, Inc., a Delaware corporation (the “Corporation”).

2.         The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 1, 2004. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 30, 2004, a Certificate of Designation was filed with the Secretary of State of Delaware on May 25, 2006, and a Certificate of Designation was filed with the Secretary of State of Delaware on August 3, 2009.

3.         The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the Corporation, as amended, by:

(a)        deleting Article Fourth and substituting therefor a new Article Fourth in the following form:

“FOURTH:    The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.001 per share (“Common Stock”) and Preferred Stock, par value $0.001 per share (“Preferred Stock”). The total number of shares the Corporation shall have the authority to issue is two hundred one million two hundred thousand (201,200,000) shares, two hundred million (200,000,000) shares of which shall be Common Stock and one million two hundred thousand (1,200,000) shares of which shall be Preferred Stock.

(1)        Common Stock. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock or any series. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of the Corporation will be entitled to receive ratably all assets of the Corporation available for distribution to stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

(2)        Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series by resolution or resolutions, to determine and fix such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation.”

(b)        deleting Article Fifth and substituting therefor a new Article Fifth in the following form:

“FIFTH:    (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors having that number of directors set out in the Bylaws of the Corporation as adopted or as set forth from time to time by a duly adopted amendment thereto by the Board of Directors or stockholders of the Corporation.

(2)        No director (other than directors elected by one or more series of Preferred Stock) may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the affirmative vote of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

(3)        The directors of the Corporation, other than directors elected by one or more series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors (other than directors elected by one or more series of Preferred Stock) constituting the entire Board of Directors. Each director (other than directors elected by one or more series of Preferred Stock) shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2005 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 2006 annual meeting and directors initially designated as Class III directors shall serve for a term ending on the date of the 2007 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. If the number of directors (other than directors elected by one or more series of Preferred Stock) is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, the directors shall cease to be divided into classes as of the Corporation’s annual meeting of stockholders held in or for 2009, and, as a result, directors elected at the Corporation’s annual meeting of stockholders in or for 2009 shall serve a one-year term expiring as of the 2010 annual meeting. At each annual meeting of stockholders after the 2009 annual meeting, all directors shall be up for election at each annual meeting to serve a one-year term until the next annual meeting. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors (other than directors elected by one or more series of Preferred Stock) may be filled solely by a vote of a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and each director so elected shall hold office for a term that shall coincide with the remaining term of the class to which such director shall have been elected. Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this Article FIFTH unless otherwise provided for in the certificate of designation for such classes or series.”

4.        Except as modified hereby, the Amended and Restated Certificate of Incorporation, as amended, shall remain in full force and effect.

5.        Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted by the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

*          *          *

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on this [        ] day of [                ], 2009.

Ray Brunner
President and Chief Executive Officer

Theodore R. Upland
Secretary

Appendix B

DESIGN WITHIN REACH, INC

2009 EQUITY INCENTIVE AWARD PLAN

ARTICLE I

PURPOSE

1.1        GENERAL. The purpose of the Design Within Reach, Inc. 2009 Equity Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Design Within Reach, Inc. (the “Company”) by linking the personal interests of the members of the Board, employees, officers, and executives of the Company and any Subsidiary, to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, employees, officers, and executives of the Company upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The Plan is effective as of September 17, 2009, the date the Plan was initially approved by the Board (the “Effective Date”).

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1        DEFINITIONS. The following words and phrases shall have the following meanings:

(a)        “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, a Performance-Based Award or a Cash Award granted to a Participant pursuant to the Plan.

(b)        “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c)        “Board” means the Board of Directors of the Company.

(d)        “Cash Award” means a cash incentive award granted to a Participant under the Plan, which award may be (but need not be) be a Performance-Based Award.

(e)        “Cause” unless otherwise defined in an employment or services agreement between the Participant and the Company or a Subsidiary, means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Board, and its determination shall be conclusive and binding.

(f)        “Change of Control” means the occurrence of all of the following:

(1)        the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) other than Glenhill Special Opportunities Master Fund and its affiliates (collectively, “Glenhill”) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities or a sale or other disposition of all or substantially all of the Company’s assets; and

(2)        the designees of Glenhill to the Board shall cease for any reason to constitute a majority thereof.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(g)        “Code” means the Internal Revenue Code of 1986, as amended.

(h)        “Committee” means the committee of the Board described in Article 12.

(i)        “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(j)        “Deferred Stock” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Article 8.

(k)        “Disability” means, for purposes of this Plan, that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.

(l)        “Dividend Equivalents” means a right granted to a Participant pursuant to Article 8 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

(m)        “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary.

(n)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)        “Fair Market Value” shall mean, as of any date, the value of Stock determined as follows:

(1)        If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(2)        If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on the date prior to the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(3)        In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

(p)        “Good Reason” means the occurrence of any of the following events or conditions and the failure of the successor corporation to cure such event or condition within 30 days after receipt of written notice from the Participant:

(1)        a material reduction by the successor corporation in the Participant’s annual base salary, except in connection with a general reduction in the compensation of the successor corporation’s personnel with similar status and responsibilities;

(2)        the successor corporation’s requiring the Participant (without the Participant’s consent) to be based at any place outside a 50-mile radius of his or her place of employment prior to a Change of Control, except for reasonably required travel on the successor corporation’s business that is not materially greater than such travel requirements prior to the Change of Control;

(3)        the successor corporation’s failure to provide the Participant with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Change of Control; or

(4)        any material breach by the successor corporation of its obligations to the Participant under the Plan or any substantially equivalent plan of the successor corporation.

(q)        “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(r)        “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

(s)        “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(t)        “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(u)        “Participant” means a person who, as a member of the Board, consultant to the Company or Employee, has been granted an Award pursuant to the Plan.

(v)        “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Articles 6 and 8, but which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

(w)        “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), net losses, sales or revenue, operating earnings, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, gross or net profit margin, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(x)        “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(y)        “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award. A Performance Period may not be less than three months nor more than 10 years.

(z)        “Performance Share” means a right granted to a Participant pursuant to Article 8, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(aa)      “Plan” means this Design Within Reach, Inc. 2009 Equity Incentive Award Plan, as it may be amended from time to time.

(bb)      “Public Trading Date” means the first date upon which Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

(cc)      “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(dd)      “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and to risk of forfeiture.

(ee)      “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 11.

(ff)      “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the exercise price of the SAR as set forth in the applicable Award Agreement.

(gg)      “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Article 8.

(hh)      “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE III

SHARES SUBJECT TO THE PLAN

3.1        NUMBER OF SHARES.

(a)        Subject to Article 11, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be 10,679,889 shares. The maximum number of shares of Stock that may be delivered pursuant to options qualified as Incentive Stock Options granted under the Plan is 10,679,889 shares.

(b)        To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. To the extent that an Award granted under this Plan is settled in cash or a form other than shares of Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan.

3.2        STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3        LIMITATION ON NUMBER OF SHARES SUBJECT TO AWARDS. Notwithstanding any provision in the Plan to the contrary, and subject to Article 11: the maximum aggregate number of shares of Stock with respect to Awards that may be granted to any one Participant in any calendar year shall be 8,000,000, and the maximum aggregate number of shares of Stock with respect to Options and SARs that may be granted to any one Participant in any calendar year shall be 8,000,000.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

4.1        ELIGIBILITY.

(a)        GENERAL.  Persons eligible to participate in this Plan include Employees, consultants to the Company and all members of the Board, as determined by the Committee.

(b)        FOREIGN PARTICIPANTS.  In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan.

4.2        ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE V

STOCK OPTIONS

5.1        GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)        EXERCISE PRICE. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that the exercise price for any Option shall not be less than 100% of the Fair Market Value on the date of grant.

(b)        TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, provided that the term of any Option granted under the Plan shall not exceed ten years, and provided further, that in the case of a Non-Qualified Stock Option, such Option shall be exercisable for one year after the date of the Participant’s death. The Committee shall also determine (i) the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised and (ii) the conditions under which the Options will be subject to forfeiture.

(c)        PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, shares of Stock held for longer than six months having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k).

(d)        EVIDENCE OF GRANT. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2        INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 5.2:

(a)        EXERCISE PRICE. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option shall not be less than 100% of the Fair Market Value on the date of grant.

(b)        EXPIRATION OF OPTION. An Incentive Stock Option may not be exercised to any extent by anyone after the first to occur of the following events:

(1)        Ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(2)        One year after the date of the Participant’s termination of employment or service on account of Disability or death, unless in the case of death a shorter or longer period is designated in the Award Agreement. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(c)        INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(d)        TEN PERCENT OWNERS. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(e)        TRANSFER RESTRICTION. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (1) two years from the date of grant of such Incentive Stock Option or (2) one year after the transfer of such shares of Stock to the Participant.

(f)        EXPIRATION OF INCENTIVE STOCK OPTIONS. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Expiration Date.

(g)        RIGHT TO EXERCISE. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE VI

RESTRICTED STOCK AWARDS

6.1        GRANT OF RESTRICTED STOCK.  The Committee is authorized to make Awards of Restricted Stock to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by a written Restricted Stock Award Agreement.

6.2        ISSUANCE AND RESTRICTIONS.  Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.3        FORFEITURE.  Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4        CERTIFICATES FOR RESTRICTED STOCK.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1        GRANT OF STOCK APPRECIATION RIGHTS.  A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right may be granted (a) in connection and simultaneously with the grant of an Option, (b) with respect to a previously granted Option, or (c) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

7.2        COUPLED STOCK APPRECIATION RIGHTS.

    (a)        A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

    (b)        A CSAR may be granted to a Participant for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

    (c)        A CSAR shall entitle the Participant (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefore an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Stock on the date of exercise of the CSAR by the number of shares of Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Committee may impose.

7.3        INDEPENDENT STOCK APPRECIATION RIGHTS.

    (a)        An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Committee, provided that the maximum term of an ISAR shall not exceed 10 years. An ISAR shall be exercisable in such installments and/or shall be subject to such performance or other vesting requirements as the Committee may determine. An ISAR shall cover such number of shares of Stock as the

Committee may determine. The exercise price per share of Stock subject to each ISAR shall be set by the Committee and shall not be less than 100% of the Fair Market Value on the date of grant. The Committee in its sole and absolute discretion may provide that the ISAR may be exercised subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise (subject in each case to the maximum term of the ISAR).

    (b)        An ISAR shall entitle the Participant (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Stock on the date of exercise of the ISAR by the number of shares of Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Committee may impose.

7.4        PAYMENT AND LIMITATIONS ON EXERCISE.

    (a)        Payment of the amounts determined under Section 7.2(c) and 7.3(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee.

    (b)        To the extent any payment under Section 7.2(c) or 7.3(b) is effected in Stock it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

ARTICLE VIII

OTHER TYPES OF AWARDS

8.1        PERFORMANCE SHARE AWARDS.  Any Participant selected by the Committee may be granted one or more Performance Share awards which may be denominated in a number of shares of Stock or in a dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2        DIVIDEND EQUIVALENTS.

    (a)        Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.

    (b)        Dividend Equivalents granted with respect to Options or SARs that are intended to be Qualified Performance-Based Compensation shall be payable, with respect to pre-exercise periods, regardless of whether such Option or SAR is subsequently exercised.

8.3        STOCK PAYMENTS.  Any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.4        DEFERRED STOCK.  Any Participant selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued.

8.5        CASH AWARDS.  Any Participant selected by the Committee may be granted a Cash Award on such terms and conditions as may be determined by the Committee in its discretion.

8.6        TERM.  The term of any Award of Performance Shares, Dividend Equivalents, Stock Payments or Deferred Stock or any Cash Award shall be set by the Committee in its discretion.

8.7        EXERCISE OR PURCHASE PRICE.  The Committee may establish the exercise or purchase price of any Award of Performance Shares, Deferred Stock or Stock Payments; provided, however, that such price shall not be less than the par value of a share of Stock, unless otherwise permitted by applicable state law.

8.8        EXERCISE UPON TERMINATION OF EMPLOYMENT OR SERVICE.  An Award of Performance Shares, Dividend Equivalents, Deferred Stock and Stock Payments shall only be exercisable or payable while the Participant is an Employee, consultant to the Company or a member of the Board, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Dividend Equivalents, Stock Payments or Deferred Stock may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.9        FORM OF PAYMENT.  Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.10      AWARD AGREEMENT.  All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by a written Award Agreement, provided that Cash Awards need not be evidenced by such an agreement.

ARTICLE IX

PERFORMANCE-BASED AWARDS

9.1        PURPOSE.  The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2        APPLICABILITY.  This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3        PROCEDURES WITH RESPECT TO PERFORMANCE-BASED AWARDS.  To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 and 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m)

of the Code), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4        PAYMENT OF PERFORMANCE-BASED AWARDS.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.5        PERFORMANCE AWARD LIMITATIONS.  The maximum number of shares of Stock which may be delivered pursuant to Performance-Based Awards (other than cash awards covered by the following sentence) that are granted to any one Participant in any one calendar year shall not exceed 800,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 11.1. In addition, the aggregate amount of compensation to be paid to any one Participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $5,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

9.6        ADDITIONAL LIMITATIONS.  Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE X

PROVISIONS APPLICABLE TO AWARDS

10.1      STAND-ALONE AND TANDEM AWARDS.  Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2      AWARD AGREEMENT.  Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3      LIMITS ON TRANSFER.  No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

10.4      BENEFICIARIES.  Notwithstanding Section 10.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.5      STOCK CERTIFICATES.  Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

ARTICLE XI

CHANGES IN CAPITAL STRUCTURE

11.1      ADJUSTMENTS.  In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock, the Committee shall make such proportionate and equitable adjustments, if any, as appropriate to reflect such change with respect to (i) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the share limitations in Sections 3.1, 3.3 and 9.5); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

11.2      ACCELERATION UPON A CHANGE OF CONTROL.  If a Change of Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor, such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company or any Company subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 11.2, this Section 11.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect. Except as otherwise provided in the Agreement evidencing the Award, any such Awards that are assumed or replaced in a Change of Control and do not otherwise accelerate at that time shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse in the event that the Participant’s employment or service relationship with the successor corporation should be terminated, in connection with or within one year following such Change in Control, either by the successor corporation without Cause or by the Participant voluntarily with Good Reason.

11.3      OUTSTANDING AWARDS – CERTAIN MERGERS.  Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

11.4      OUTSTANDING AWARDS – OTHER CHANGES.  In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 11, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

11.5      NO OTHER RIGHTS.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE XII

ADMINISTRATION

12.1      COMMITTEE.  Unless and until the Board delegates administration to a Committee as set forth below, the Plan shall be administered by the Board. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Notwithstanding the foregoing, however, from and after the Public Trading Date, a Committee of the Board shall administer the Plan and the Committee shall consist solely of two or more members of the Board each of whom is both an “outside director,” within the meaning of Section 162(m) of the Code, and a Non-Employee Director. Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not outside directors,” within the meaning of Section 162(m) of the Code the authority to grant awards under the Plan to eligible persons who are either (1) not then “covered employees,” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors, the authority to grant awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

12.2      ACTION BY THE COMMITTEE.  A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.3      AUTHORITY OF COMMITTEE.  Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

    (a)        Designate Participants to receive Awards;

    (b)        Determine the type or types of Awards to be granted to each Participant;

    (c)        Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

    (d)        Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

    (e)        Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

    (f)         Prescribe the form of each Award Agreement, which need not be identical for each Participant;

    (g)        Decide all other matters that must be determined in connection with an Award;

    (h)        Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

    (i)         Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

    (j)         Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.4      DECISIONS BINDING.  The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

12.5      REPRICING OF OPTIONS/SARS.  Notwithstanding any other provision herein, the Committee may, in its sole discretion, (1) amend any outstanding Option or SAR to reduce the exercise price or base price of the Award, (2) provide for the cancellation, or surrender of any outstanding Option or SAR in exchange for cash or other Awards for the purpose of repricing the Award, or (3) provide for the cancellation or surrender an outstanding Option or SAR in exchange for an Option or SAR with an exercise or base price that is less than the exercise or base price of the original Award.

ARTICLE XIII

EFFECTIVE AND EXPIRATION DATE

13.1      EFFECTIVE DATE.  The Plan is effective as of the Effective Date.

13.2      EXPIRATION DATE.  The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date (the “Expiration Date”). Any Awards that are outstanding on the tenth anniversary of the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement. Each Award Agreement shall provide that it will expire on the tenth anniversary of the date of grant of the Award to which it relates.

ARTICLE XIV

AMENDMENT, MODIFICATION, AND TERMINATION

14.1      AMENDMENT, MODIFICATION, AND TERMINATION.  With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (i) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (ii) shareholder approval is required for any amendment to the Plan that (A) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11), (B) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, or (C) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant.

14.2      AWARDS PREVIOUSLY GRANTED.  No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE XV

GENERAL PROVISIONS

15.1      NO RIGHTS TO AWARDS.   No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

15.2      NO STOCKHOLDERS RIGHTS.  No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

15.3      WITHHOLDING.  The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement require or allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

15.4      NO RIGHT TO EMPLOYMENT OR SERVICES.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any

Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5      UNFUNDED STATUS OF AWARDS.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6      INDEMNIFICATION.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.7      RELATIONSHIP TO OTHER BENEFITS.  No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.8      EXPENSES.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

15.9      TITLES AND HEADINGS.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10    FRACTIONAL SHARES.  No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.11    LIMITATIONS APPLICABLE TO SECTION 16 PERSONS.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.12    GOVERNMENT AND OTHER REGULATIONS.  The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.13    GOVERNING LAW.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

Appendix C

DESIGN WITHIN REACH, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2009

The undersigned stockholder of Design Within Reach, Inc., a Delaware corporation (the “Company”), hereby appoints Ray Brunner and Theodore R. Upland, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on [—], 2009 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be signed on the reverse side)

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ANNUAL MEETING OF STOCKHOLDERS OF

DESIGN WITHIN REACH, INC.

[—], 2009

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

- OR -
TELEPHONE - Call toll-free 1-800-690-6903 in the United States. Have your proxy card available when you call.	COMPANY NUMBER
ACCOUNT NUMBER
- OR -
INTERNET - Access “www. proxyvote.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-690-6903 in the United States or www. proxyvote.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

☐ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.☐

☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐

				FOR	AGAINST	ABSTAIN
1.	To elect the following four directors for a one-year term to expire at the 20110 Annual Meeting of Stockholders who have been nominated and recommended for election by the Board of Directors:	2.	To approve the amendment to the Amended and Restated Certificate of Incorporation, as amended, to (i) increase the number of authorized shares of common stock by 170,000,000 shares to 200,000,000 shares; (ii) decrease the number of authorized shares of preferred stock by 8,800,000 shares to 1,200,000 shares; and (iii) declassify the Company’s Board of Directors as of the Annual Meeting.	☐	☐	☐

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NOMINEE:
					FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O Glenn J. Krevlin	3.	To approve the adoption of the Company’s 2009 Equity Incentive Award Plan.	☐	☐	☐
O David Rockwell

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O William Sweedler
O Peter Lynch
☐	FOR ALL EXCEPT (See instructions below)		THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

☐	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐

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